                                                                   Exhibit 10.24


                               OPERATING AGREEMENT
                                       FOR
                           BORDER GRILL LAS VEGAS, LLC
                           A LIMITED-LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

                               TABLE OF CONTENTS

ARTICLE I     DEFINITIONS ..................................................   1

ARTICLE II    ORGANIZATIONAL MATTERS .......................................   6

ARTICLE III   CAPITAL CONTRIBUTIONS AND LOANS ..............................   7

ARTICLE IV    MEMBERS ......................................................   9

ARTICLE V     MANAGEMENT AND CONTROL OF THE COMPANY ........................  13

ARTICLE VI    PROFITS AND LOSSES ...........................................  17

ARTICLE VII   DISTRIBUTIONS AND OTHER MEMBER PAYMENTS ......................  20

ARTICLE VIII  TRANSFER AND ASSIGNMENT OF INTERESTS .........................  22

ARTICLE IX    ACCOUNTING, RECORDS AND REPORTING ............................  23

ARTICLE X     DISSOLUTION AND WINDING UP ...................................  27

ARTICLE XI    INDEMNIFICATION AND INSURANCE ................................  29

ARTICLE XII   MISCELLANEOUS ................................................  30

EXHIBITS

Exhibit A - Capital Contributions, Percentage Interests and Addresses of
            Members and Managers

Exhibit B - Opening Budget

Exhibit C - Procedure for Determining Fair Market Value and Payment Terms

Exhibit D - Description of Reimbursements to Manager and Affiliates

Exhibit E - License Agreement

Exhibit F - Management Agreement

Exhibit G - Lease



                                      (i)

                                                                   EXHIBIT 10.24

                               OPERATING AGREEMENT
                                       FOR
                           BORDER GRILL LAS VEGAS, LLC
                       A NEVADA LIMITED-LIABILITY COMPANY

      This Operating Agreement is made as of November 12, 1998, by and among TT&T, LLC, a Nevada limited-liability company ("TT&T"; or the "Managing Member") and Vantage Bay Group, Inc., a Nevada corporation (sometimes referred to as "Vantage" or the "Non-managing Member").

      A. On September 29, 1998, Articles of Organization for Border Grill Las Vegas, LLC (the "Company"), a limited-liability company under the laws of the State of Nevada, were filed with the Nevada Secretary of State.

      B. The parties desire to adopt and approve this operating agreement for the Company.

      NOW, THEREFORE, the parties (hereinafter sometimes collectively referred to as the "Members," or individually as a "Member") by this Agreement set forth the operating agreement for the Company under the laws of the State of Nevada upon the terms and subject to the conditions of this Agreement.

                                    ARTICLE I

                                   DEFINITIONS

      When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

      1.1 "Act" shall mean Chapter 86 of Nevada Revised Statutes, as the same may be amended from time to time.

      1.2 "Adjusted Balance" shall mean the Capital Account balance of a Member, increased by any Company Minimum Gain or Member Minimum Gain attributable to Member nonrecourse debt allocable to such Member under Regulations Section 1.704-2.

      1.3 "Adjusted Capital Account Deficit" shall mean, with respect to any Member, at any time, the deficit balance, if any, of a Member's Capital Account, after giving effect to the following adjustments:

            A. credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and


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            B. debit to such Capital Account the items described in Section
1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

      1.4 "Affiliate" shall mean any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited-liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited-liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

      1.5 "Agreement" shall mean this Operating Agreement, as originally executed and as amended in accordance with the applicable provisions hereof from time to time.

      1.6 "Articles" shall mean the Articles of Organization for the Company originally filed with the Nevada Secretary of State and as amended in accordance with the applicable provisions hereof from time to time.

      1.7 "Assignee" shall mean the owner of an Economic Interest who has not been admitted to the Company as a Substitute Member in accordance with Article VII.

      1.8 "Available Cash" for any Fiscal Quarter or other period shall mean the amount of cash from all sources other than proceeds of Liquidating Transactions, as reasonably determined by Manager, which the Manager deems available for debt service on Member-Loans and/or for distributions to the Members after paying or creating reserves for (i) all debts, liabilities and obligations then due (excluding debt service on all Member Loans), (ii) working capital, and (iii) such additional reserves as the Manager, in its reasonable discretion, deems necessary in order to satisfy known or reasonably foreseeable or contingent liabilities of the Company (which reserves may include a reasonable estimate of amounts required in future periods to fund required debt service on Member Loans and the Tax Distribution Entitlement). In determining the adequacy of the Company's reserves, the Manager shall take into account the amount and timing of cash receipts that are expected to be received by the Company in future periods as a result of its normal operations. In the event the aggregate reserves (excluding reserves for debt service on Member Loans and Tax Distribution Entitlements) established are to exceed $250,000, the Manager shall consult with the Non-managing Member prior to establishing such reserves.

      1.9 "Bankruptcy" shall mean: (a) the filing of an application by a Member for, or his or her or its consent to, the appointment of a trustee, receiver, or custodian of his, her or its other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order,


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judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay his, her or its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Member's inability to pay such Member's debts as they become due.

      1.10 "Capital Account" shall mean with respect to any Member the capital account which the Company shall establish and maintain for such Member pursuant to Section 3.4.

      1.11 "Capital Contributions" of any Member at any time shall mean the total value of the cash and the fair market value of property theretofore contributed to the Company by such Member.

      1.12 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      1.13 "Company" shall mean Border Grill Las Vegas, LLC, a Nevada limited-liability company.

      1.14 "Company Minimum Gain" shall have the meaning ascribed to the term "partnership minimum gain" in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

      1.15 "Crossover" shall mean the date on which the Unrecovered Capital of the Non-managing Member has been reduced to zero and the Non-managing Member has received full payment of its First Priority Return.

      1.16 "Dissolution Event" shall mean with respect to a Member, the Bankruptcy or dissolution of such Member, unless the other Member consents to continue the business of the Company pursuant to Section 10.2.

      1.17 "Economic Interest" shall mean a Member's or Economic Interest Owner's right to share in one or more of the Company's Profits, Losses, and distributions of the Company's cash and other assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or any right to information concerning the business and affairs of, the Company.

      1.18 "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member.

      1.19 "Excess Balance" shall mean at any time (i) with respect to the Non-managing Member, the excess of the Adjusted Balance of the Non-managing Member over the sum of (a) the Unrecovered Capital of the Non-managing Member, and (b) the Unpaid First Priority Return of the Non-managing Member, and (ii) with respect to the Managing Member, the excess of the Adjusted Balance of the Managing Member over the Unrecovered Capital of the Managing Member.


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
      1.20 "First Priority Return" shall mean, with respect to the Non-managing Member, for each Fiscal Quarter of the Company from inception through the end of the Fiscal Quarter in which Crossover occurs, an amount equal to 5% per annum, non-compounded, on the Non-managing Member's Unrecovered Capital for such Fiscal Quarter (properly adjusted to reflect fluctuations in the amount of such Unrecovered Capital on each day of such Fiscal Quarter). Once Crossover is reached, the First Priority Return shall cease and to the extent permitted by law, shall not be returnable under Section 7.4 or otherwise.

      1.21 "Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year; and "Fiscal Quarter" shall mean each calendar quarter or partial calendar period of a Fiscal Year or partial Fiscal Year.

      1.22 "Initial Member Loan" shall mean a Member Loan to be made by the Non-managing Member of up to $175,000 as described in Section 3.7A.

      1.23 "Lease" shall mean the Restaurant Lease dated November 12, 1998 to be entered into between the Company as Tenant and Mandalay Corp. as Landlord, for restaurant space to be built in the Mandalay Bay Hotel and Casino Project in Las Vegas, Nevada, in the form and with the side letters attached hereto as Exhibit G.

      1.24 "License Agreement" shall mean the non-exclusive license agreement between the Company and Dancing Pigs, Inc., a California corporation wholly owned by Susan Feniger, and Cano, Inc., a California corporation wholly owned by Mary Sue Milliken, a copy of which is attached hereto as Exhibit E.

      1.25 "Liquidating Transactions" shall mean one or more sales or other dispositions of the Company's assets in one or more transactions leading to or constituting the winding up or dissolution of the Company.

      1.26 "Management Agreement" shall mean the restaurant management agreement between the Company and Mundo Management Group, LLC, a California limited liability company, which is an Affiliate of Manager, a copy of which is attached hereto as Exhibit F.

      1.27 "Manager" shall mean one or more managers, who may but need not be a Member. Specifically, "Manager" shall mean TT&T, or any other Person (or Persons) that succeeds it in such capacity in accordance with the terms hereof.

      1.28 "Managing Member" shall mean TT&T.

      1.29 "Member" shall mean each Person who (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Articles or this Agreement or is a transferee of a Membership Interest that becomes a substitute Member in accordance with Article VIII and (b) has not resigned, withdrawn, or been expelled subject to and to the extent permitted by the terms and conditions of this Agreement, or, if other than an individual, dissolved.


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      1.30 "Member Loan" shall mean any loan made to the Company by a Member as described in Section 3.7.

      1.31 "Member Minimum Gain" shall have the meaning of "partner nonrecourse debt minimum gain" set forth in Regulations Section 1.704-2(i)(2).

      1.32 "Member Nonrecourse Deductions" shall have the meaning of "partner nonrecourse deductions" set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

      1.33 "Membership Interest" shall mean a Member's entire interest in the Company including the Member's Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs of, the Company.

      1.34 "Non-managing Member" shall mean all Members other than the Managing Member. Specifically, Vantage is initially the only Non-managing Member.

      1.35 "NRS" shall mean the Nevada Revised Statutes, as amended from time to time, and the provisions of succeeding law.

      1.36 "Opening Budget" shall mean the budget for the start-up of the Company's operations, which is attached hereto as Exhibit B and incorporated herein.

      1.37 "Percentage Interest" shall mean the percentage interest of a Member set forth opposite the name of such Member under the column "Member's Percentage Interest" in Exhibit A hereto, as such percentage may be adjusted pursuant to
Section 3.3.

      1.38 "Person" shall mean an individual, general partnership, limited liability partnership, limited partnership, limited-liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

      1.39 "Profits" or "Losses" shall mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

            A. any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

            B. any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

            C. if the Company's assets and the Members' Capital Accounts have been revalued pursuant to Regulations Section 1.704-1(b)(2)(iv)(f), the amount of such adjustments shall be treated as an item of gain or loss and included in the computation of Profits and Losses,


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
and the Company's gains, losses, depreciation and amortization shall thereafter be determined in accordance with the requirements of Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g); and

            D. any items of income, gain, loss or deduction which are individually allocated pursuant to Section 6.2 shall not be taken into account in computing Profits or Losses.

      1.40 "Regulations" shall mean the federal income tax regulations promulgated by the United States Treasury Department under the Code.

      1.41 "Restaurant" shall mean that certain Mexican restaurant to be known as "Border Grill" pursuant to and subject to the terms of the License Agreement and any applicable terms of the Lease, and developed and operated by the Company pursuant to the Lease.

      1.42 "Tax Distribution Entitlement" shall mean, for each Fiscal Quarter, an amount equal to the sum of (a) the product of the highest applicable combined effective federal and California tax rates for individual taxpayers and a reasonable estimate of the net taxable income allocable to the Managing Member pursuant to any provision of Article VI for such Fiscal Quarter (adjusted to reflect any tax losses allocated to the Managing Member during prior Fiscal Quarters to the extent such tax losses have not previously offset net taxable income for purposes of calculating a Tax Distribution Entitlement for a prior Fiscal Quarter), and (b) the cumulative amount of the Managing Member's Tax Distribution Entitlements accrued but not previously distributed to the Managing Member with respect to prior Fiscal Quarters.

      1.43 "Tax Matters Partner" shall mean the Manager or its successor as designated pursuant to Section 9.8.

      1.44 "Unpaid First Priority Return" shall mean, at any time of determination, the excess of (i) the cumulative First Priority Return of the Non-managing Member for all prior Fiscal Quarters of the Company, over (ii) the aggregate amount theretofore distributed to the Non-managing Member pursuant to
Section 7.1D.

      1.45 "Unrecovered Capital" shall mean at any time, (i) with respect to the Non-managing Member, the excess of (a) the Capital Contributions of such Member, over (b) the aggregate amount theretofore distributed to the Non-managing Member pursuant to Section 7.1E, and (ii) with respect to the Managing Member, the excess of (c) the Capital Contributions of such Member, over (d) the aggregate amount theretofore distributed to the Managing Member pursuant to any provision of Section 7.1.

                                   ARTICLE II

                             ORGANIZATIONAL MATTERS

      2.1 Formation. Pursuant to the Act, the Members have formed a Nevada limited liability company under the laws of the State of Nevada by filing the Articles with the Nevada Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or


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obligations of any Member are different by reason of any provision of this
Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

      2.2 Name. The name of the Company shall be "Border Grill Las Vegas, LLC", or such other name as may be approved by the Members. Subject to the provisions of the License Agreement, the business of the Company may be conducted under that name or, upon compliance with applicable laws and any applicable provisions of the Lease, any other name that the Manager, with the prior consent of the Non-managing Member, deems appropriate or advisable. The Manager shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Manager considers appropriate or advisable.

      2.3 Term. The term of the Company began on the filing of the Articles and shall continue until September 30, 2014, unless the Company is earlier dissolved in accordance with the provisions of this Agreement or the Act.

      2.4 Office and Agent. The Company shall continuously maintain a registered agent in the State of Nevada as required by the Act. The location of the principal office of the Company shall be determined by the Manager and initially shall be at the address of the Company's registered agent in Nevada set forth below and upon completion of the Restaurant, shall be at the Lease premises at 3950 Las Vegas Boulevard South, Las Vegas, Nevada. The initial registered agent in the State of Nevada is Paracorp Incorporated, 318 N. Carson, Suite 208, Carson City, Nevada 89701. The Company also may have such other offices, anywhere within and without the State of Nevada, as the Manager from time to time may determine. The registered agent shall be as stated in the Articles or as otherwise determined by the Manager.

      2.5 Addresses of the Members and Managers. The respective addresses of the Members and the Managers are set forth on Exhibit A and shall be maintained in the records of the Company.

      2.6 Purpose of Company. The Company's principal purpose shall be to own and operate the Restaurant, and all general business activities related or incidental to the foregoing stated business purpose.

      2.7 Tax Treatment of Company. The Members intend that the Company will be treated as a partnership for federal and applicable state income tax purposes and that the information tax returns of the Company shall be filed on such basis. The Manager is authorized, after prior notice to the Non-managing Member, to execute and file, on behalf of the Company, any tax elections or forms that may be necessary or helpful to establish the Company's status as a partnership for tax purposes. The Company shall not make any elections inconsistent with such status without the consent of the Members.


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
                                   ARTICLE III

                         CAPITAL CONTRIBUTIONS AND LOANS

      3.1 Capital Contributions. The Non-managing Member hereby agrees to contribute to the Company a cash Capital Contribution in the aggregate amount of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000), of which the Non-managing Member shall contribute $250,000 upon execution of this Agreement and the balance of said capital in installments within five (5) business days of a written request therefor from the Manager setting forth the amount of the installment. The Managing Member has agreed to make a cash Capital Contribution of $1,000 to the Company upon execution of this Agreement. The capital shall be deemed contributed on the date it is deposited in the Company's bank account.

      3.2 Guaranty and Default of Capital Contribution of the Non-managing Member. American Vantage Companies, Inc., a Nevada corporation and the parent company holding all of the issued stock of Vantage, by execution of this Agreement, hereby guarantees the obligations of Vantage to make its full Capital Contribution required by Section 3.1 and the Initial Member Loan described in
Section 3.7A. In the event the Non-managing Member fails to make an installment of its required Capital Contribution or the Initial Member Loan, the Non-managing Member shall be in material default of this Agreement and the Manager may, upon the consent of the other Member, remove the Non-managing Member as a Member upon written notice to the Non-managing Member. Notwithstanding anything in this Agreement to the contrary, thereafter, Vantage shall be an Economic Interest Owner and shall have no right to receive any Unpaid First Priority Return, and the Company, at the remaining Member's option, may at any time purchase Vantage's Economic Interest for an amount equal to the amount of its Unrecovered Capital on the date it is converted to an Economic Interest Owner, less an amount equal to the costs incurred by the Company in removing the Non-managing Member and admitting additional Member(s) or obtaining financing for the balance of the unpaid Capital Contributions and Initial Member Loan, not to exceed $100,000, which purchase price shall be paid, if at all, by the Company in installments out of Available Cash, if any, after all remaining Members have received distributions equivalent to their aggregate Capital Contributions, plus an amount equivalent to a ten percent (10%) per annum return on their unreturned Capital Contributions from time to time.

      3.3 No Additional Capital Contributions. No Member shall be required to make any capital contributions except as provided in Section 3.1. If the Manager determines that additional capital contributions are necessary or appropriate for the conduct of the Company's business and upon the prior written consent of all Members, the Members may make additional Capital Contributions. In such event, the Members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions on a pro rata basis in accordance with their respective Percentage Interests. If, with the consent of the Members, the Members do not contribute such additional Capital Contributions in proportion to their respective Percentage Interests, then immediately following any such disproportionate additional Capital Contributions, the Percentage Interests shall be adjusted by the Manager to reflect the disproportionate additional Capital Contributions.


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
      3.4 Capital Accounts. The Company shall establish an individual Capital Account for each Member which shall be maintained strictly in accordance with Regulations Section 1.704-(b)(2)(iv). If a Member transfers all or a part of its Membership Interest in accordance with this Agreement, such Member's Capital Account attributable to the transferred Membership Interest shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(1).

      3.5 No Interest. Except as provided herein, no Member shall be entitled to receive any interest on its Capital Contributions or Capital Account.

      3.6 No Right to Withdraw Capital. No Member shall be entitled to make withdrawals from, or to receive repayment of, its Capital Account except as expressly provided herein. Each Member shall look solely to the assets of the Company, and no Member shall look to any other Member or to the Manager for the return of its Capital Contributions or any amount in its Capital Account.

      3.7 Loans by Members. If operating funds are needed beyond the Capital Contributions described in Section 3.1, in the reasonable determination of the Manager with the consent of the Members, the Members may make unsecured loans ("Member Loans") on a pro rata basis in accordance with their respective Percentage Interests for the amount of funds necessary, on commercially reasonable terms, with an interest rate not to exceed the lesser of ten percent (10%) or the maximum permitted by law, repayable as set forth in Section 7.1, on terms approved by the Members. If the Non-managing Member does not consent to making such a loan to which the Managing Member has consented, and acceptable third party financing is not available, then the Company shall dissolve.

            A. Initial Member Loan. It is anticipated that the Company may require funds in addition to the Capital Contributions required in Section 3.1. The Non-managing Member agrees to make a Member Loan, without a corresponding Member Loan from the Managing Member, in an amount up to $175,000 (the "Initial Member Loan"). The Initial Member Loan shall accrue interest at 10% per annum, compounding annually, with principal and interest payable as set forth in
Section 7.1.

                                   ARTICLE IV

                                     MEMBERS

      4.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

      4.2 Admission of Additional Members. It is not contemplated that additional members will be admitted to the Company. However, additional Members may be admitted by the Manager, subject to the following:

            A. The Manager determines that additional capital is needed for the Company's business and the Non-managing Member (or American Vantage Companies, Inc., on


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
the Non-managing Member's behalf) does not contribute the Non-managing Member's required Capital Contribution under Section 3.1 or 3.2, as applicable, or the Initial Member Loan as required by Section 3.7A; or

            B. All Members consent to the admission of additional Members.

      4.3 Withdrawals, Resignations, or Removals.

            A. The Managing Member may only withdraw as a Member from the Company after Crossover, upon providing 90 days written notice to the other Members; and thereupon, the Company shall be dissolved pursuant to Section 10.
1. Each of Susan Feniger and Mary Sue Milliken, by executing this Agreement, hereby promises and agrees to continue being one of the controlling principals of the Manager of the Company and of the Restaurant management company (Mundo) or any permitted assignee or successor under the Management Agreement, and will oversee and manage the business of the Company and the operation of the Restaurant until Crossover, except in the case of death, disability or other involuntary cause, provided however the maximum liability, in the aggregate, for a breach or breaches by either or both of them of this promise shall be the amount of any Unpaid First Priority Return and Unrecovered Capital. For purposes of this Section 4.3A, "disability" shall mean the inability of a person to perform substantially all of her managerial duties due to a physical or mental health impairment that continues for a period of more than ninety (90) days and, in the written opinion of a qualified physician, has resulted in such person's inability to so perform such duties; and "involuntary cause" shall mean the occurrence of an event, beyond the reasonable control of a person, that for reasonably justifiable non-business reasons, results in the inability of such person to perform substantially all of her managerial duties.

            B. The Non-managing Member may not withdraw, resign or otherwise cease for any reason, voluntarily or involuntarily, being a Member of the Company without the written consent of the Manager and the remaining Members. If the Manager and the remaining Members consent to such termination, the Non-managing Member shall cease being a Member and may continue as an Economic Interest Owner, provided however that the Company will be entitled, but not required, to purchase the Membership Interest of the former Member for a purchase price equal to the greater of (i) the fair-market value of such interest determined in accordance with the procedures and on the terms specified in Exhibit C hereto, and (ii) any due and Unpaid First Priority Return and/or Unrecovered Capital.

            C. In the event any Member withdraws, resigns or otherwise ceases being a Member in breach of Section 4.3A or B, other than as provided in
Section 3.2 and 4.3D below, (i) such Member shall not be entitled to be paid for its Membership Interest; however, the Company shall have the right to purchase the Membership Interest at one-half its fair market value determined in accordance with the procedures and on the terms specified in Exhibit C hereto (the Non-managing Member shall have no right to receive any Unpaid First Priority Return and/or Unrecovered Capital if the Non-managing Member is in breach of this Agreement) and, beginning on the date of termination as a Member, such former Member shall no longer be a Member and shall have only the rights of an Economic Interest Owner and then only the right to distributions to which a holder of an Economic Interest would be entitled under this Agreement, and (ii) the Company shall be entitled to recover any damages incurred by it as a result of such

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breach, including but not limited to, by offsetting such damages against any amounts distributable to such withdrawn Member.

          D. In the event the Non-managing Member is determined to be unsuitable by any Regulatory Authority, as defined in the Lease, such that the landlord under the Lease would have the right to terminate the Lease, the Non-managing Member shall at the election of the Managing Member, be removed as a Member and shall sell its Membership Interest in the Company to the landlord under the Lease pursuant to the side letter relating to the Lease attached hereto as Exhibit G; provided, however, that the landlord shall be entitled upon such purchase to become only an Economic Interest Owner, and the Company shall have a right of first refusal to purchase such Economic Interest on the same terms as to be paid by the landlord. In the event that the landlord does not elect to purchase the Non-managing Member's Membership Interest as set forth therein, then the Non-managing Member may seek a bona fide offer from an unaffiliated third party in compliance with Section 15.2 of the Lease to purchase such Membership Interest; subject, however, to the requirement that any such unaffiliated third party would be entitled to become only an Economic Interest Owner after such purchase and the Company shall have a right of first refusal to purchase such Economic Interest on the same terms. If the Non-managing Member does not obtain such an offer within ten (10) business days (unless any greater or lesser time is permitted or required by the Regulatory Authority to avoid termination of the Lease), upon request of the Manager, the Non-managing Member shall convey its Economic Interest to the Company in consideration of the Company agreeing to pay the Non-managing Member an amount equal to the lesser of (i) the Unpaid First Priority Return and Unrecovered Capital, if any, or (ii) the unamortized portion of the TI Costs (as defined in the Lease) which the landlord acknowledges it would pay pursuant to the Lease if it terminated the Lease as a result of the Non-managing Member having been found to be unsuitable by a Regulatory Authority, payable in installments out of Available Cash after all Members have received distributions equivalent to their aggregate Capital Contributions, but before the remaining Members receive additional distributions.

     4.4 Transactions With The Company. Subject to the limitations set forth in this Agreement, including Sections 3.7, 5.7 and 5.8, and with the prior approval of the Manager and the Members, a Member may lend money to and transact other business with the Company. Subject to applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

     4.5  Remuneration To Members. Except as otherwise provided for (see
Section 5.8), or authorized in, this Agreement, no Member is entitled to remuneration for acting in the Company business, subject to the entitlement of the Manager or Members winding up the affairs of the Company to reasonable compensation pursuant to Section 10.4

     4.6 Members Are Not Agents. Pursuant to Section 5.1 and the Articles, the management of the Company is vested in the Manager. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind or execute any instrument on behalf of the Company.

     4.7 Voting Rights. Except as expressly provided in this Agreement or the Articles or required by the Act, Members shall have no voting, approval or consent rights. All matters to be submitted to the Members must be approved by the Manager (except removal of the Manager). Members shall have the right to approve or disapprove matters as specifically stated in this Agreement, as follows:

          A.  the admission of additional or substitute Members pursuant to
Section 4.2B or Section 8.4 by consent of all Members;

          B. the removal of any Manager or the termination of the Management Agreement for cause, by the Non-Managing Member;

          C.  the election of any Manager, by consent of all Members;

          D.  the amendment of this Agreement, by consent of all Members;

          E.  any amendment of the Articles, by consent of all Members;

          F. any increase in the Restaurant management fee which is not determined by an independent expert under and in accordance with the Management Agreement, or any change in the reimbursement procedures set forth in Exhibit D, by the Non-managing Member;

          G. the approval of any additional fees to Manager or its Affiliates, including without limitation fees as described in Section 5.8D, by the Non-managing Member;

          H. (i) the sale or closure (other than temporary closure for remodeling or other valid business purpose) of the Restaurant before Crossover,
(ii) the sale, but not the closure, of the Restaurant after Crossover, if such sale is not an independent sale negotiated at arm's length with an unaffiliated buyer in a stand-alone transaction (provided, however such a sale shall be considered independent even if Mary Sue Milliken and/or Susan Feniger or their Affiliate receives a consulting fee for up to one year following the sale for actual services to be rendered, so long as such consulting fee is not a recharacterization of the Restaurant sales price), or (iii) any other act that would make it impossible to carry on the ordinary business of the Company, by consent of all Members;

          I. the voluntary withdrawal of the Manager prior to Crossover, by the Non-managing Member;

          J. the withdrawal, resignation or other termination of the Non-managing Member as a Member, with the consent of the remaining Members;

          K. entering into the Lease and termination of the Lease (other than by expiration of its term), by the Members;

          L. change of the name of the Company or the Restaurant, by the Members;

          M. the contribution of additional capital or the making of a Member Loan to the Company, by consent of all Members;

                  N. the confession of a judgment against the Company, by consent of all Members;

                  O. any expenditure which would cause any category of expense in the Opening Budget to exceed 110% of the amount in the Opening Budget, unless the total revised Opening Budget does not increase by more than 10%, by consent of all Members;

                  P. any financing obtained prior to Crossover, other than customary trade accounts and equipment leases, by consent of the Non-managing Member; and

                  Q. the dissolution of the Company, by consent of all Members.

         4.8 Competing Activities. The Members, the Manager, their Affiliates, and the officers, directors, shareholders, partners, members, managers, agents, employees of each may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Company's business and that might be in direct or indirect competition with the Company. Neither the Company nor any other Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. The Members and the Manager shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Members, the Manager and their Affiliates shall have the right to hold any investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to Persons other than the Company. The Members acknowledge that the Manager and its Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for the Manager's time. The Members hereby waive any and all rights and claims which they may have against the Manager and its Affiliates and their officers, directors, shareholders, partners, members, managers, agents, employees, as a result of any of such activities, unless and except for activities which otherwise give rise to a breach of this Agreement. Notwithstanding the foregoing, the Manager agrees that neither it nor its Affiliates will engage or invest in any full-service Mexican or Latin American cuisine restaurant located in the Restricted Area as defined in the Lease, prior to Crossover or in violation of the Lease.

                                    ARTICLE V

                      MANAGEMENT AND CONTROL OF THE COMPANY

         5.1 Management of the Company by Manager. The business, property and affairs of the Company shall be managed exclusively by Manager. Except for situations in which the approval of the Members is expressly required by the Articles or this Agreement, Manager shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, property and affairs.

         5.2 Election of Managers.

                  A. Number, Term, and Qualifications. The Company shall initially have one Manager. Unless it resigns or is removed as permitted by, and in accordance with this Agreement, the Manager shall hold office until a successor shall have been elected and qualified.

                  B. Resignation. The Managing Member may not resign as Manager prior to Crossover, unless an Affiliate of the Managing Member controlled by Mary Sue Milliken or Susan Feniger or both of them becomes the Manager, or with the consent of all Members. After Crossover, the Managing Member may voluntarily resign as Manager at any time by giving written notice to the Members without prejudice to the rights, if any, of the Company under any contract to which the Company, the Manager or its Affiliate is a party. The permitted voluntary resignation of any Manager shall take effect 90 days after receipt of that notice or at such later time as shall be specified in the notice; and, the acceptance of the voluntary resignation shall not be necessary to make it effective. The voluntary resignation of a Manager who is also a Member shall not affect such Person's rights as a Member and shall not constitute a withdrawal of such Person as a Member.

                  C. Removal for Good Cause Only. A Manager may be removed as Manager of the Company only for "good cause" and by the vote of the Non-managing Member. Such removal of a Manager who is also a Member shall not affect such Person's rights as a Member and shall not constitute a withdrawal of such Person as a Member. The term "good cause" shall mean either (i) a willful breach by a Manager of this Agreement or (ii) a willful breach by a Manager of its fiduciary duties to the Company as set forth in this Agreement, including but not limited to misappropriation of Company assets, fraud, manifest dishonesty, bad faith exercise of management authority or a willful failure to perform the duties of Manager pursuant to this Agreement; provided, however, that with respect to a breach which is curable, such breach has not been cured by a Manager within ten
(10) business days after receipt of written notice specifying such breach or, if such breach cannot be cured within such 10 business day period, failure of the Manager to take good faith reasonable efforts within such period to commence a cure of such breach and to thereafter diligently prosecute its complete cure. In the event a Manager disputes any attempted removal pursuant to the provisions of this Section 5.2C, such dispute shall be submitted to binding arbitration in accordance with the provisions of Section 12.8 of this Agreement.

                  D. Vacancies. Any vacancy occurring for any reason in the Manager shall be filled by the written consent of all Members. If the Members cannot agree on a replacement Manager within 30 days after the vacancy in accordance with the terms and conditions of this Agreement, the Company shall be dissolved pursuant to Section 10.1 hereof.

         5.3 Powers of Manager.

                  A. Powers of Manager. Without limiting the generality of
Section 5.1, but subject to Section 5.3B and to the express limitations set forth elsewhere in this Agreement, the Manager shall have all necessary powers to manage and carry out the purposes, business, property, and affairs of the Company, including, without limitation, the power to exercise on behalf and in the name of the Company all of the powers described in NRS Section 86.281.

                  B. Limitations on Power of Manager. Notwithstanding any other provisions of this Agreement, the Manager shall not have authority hereunder to cause the Company to engage in the matters set forth in Section 4.7 without first obtaining the requisite affirmative vote or written consent of the Members, as may be required under the respective provisions of Section 4.7.

         5.4 Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Manager, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

         5.5 Fiduciary Duty; Performance of Duties; Liability of Manager. The Manager owes a duty of loyalty to account to the Company and hold as trustee for the Company all property and profit of the Company, or derived from winding up the Company's business or the use of Company property, and to refrain from dealing with the Company as a party having an adverse interest to the Company, other than as permitted by this Agreement or consented to by the Non-managing Member. A Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless and to the extent the loss or damage shall have been the result of fraud, manifest dishonesty, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager.

         5.6 Devotion of Time. The Manager shall not be obligated to devote all of its time or business efforts to the affairs of the Company. The Manager, directly or through its Affiliates, shall devote such time, effort, and skill as is customary for the operation of the Company and its business so that the Restaurant is operated in compliance with the Lease.

         5.7 Transactions between the Company and the Manager. Notwithstanding that it may constitute a conflict of interest, the Manager may, and may cause its Affiliates to, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any Restaurant equipment, fixtures or furnishings, or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as (i) the transaction is disclosed to the Non-managing Member; and if the transaction provides for a payment of $25,000 or more to the Manager or its Affiliate, the prior approval of the Non-managing Member is obtained, (ii) such transaction is not expressly prohibited by this Agreement and, if applicable, is in compliance with this Agreement, and (iii) so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them and in similar transactions between parties operating at arm's length. Notwithstanding the foregoing, the reimbursements to Manager and its Affiliates and procedures set forth in Exhibit D are hereby approved by the Manager and the Non-managing Member. Any material change shall require the approval of the Non-managing Member, not to be unreasonably withheld.

         5.8 Payments to Manager or Affiliates. Any payments to Manager or its Affiliates pursuant to Sections 5.8A, 5.8C and 5.8D below shall be subject to compliance with the requirements of Section 5.7 above.

                  A. Restaurant Management Fees; Expenses and Costs. It is contemplated that the Restaurant will be managed by Mundo Management Group, LLC ("Mundo"), an Affiliate of the Manager, pursuant to the Management Agreement attached hereto as Exhibit E, which is hereby approved by the Non-managing Member. The Restaurant management fees provided under the Management Agreement may be increased as provided therein. Otherwise, the management fee will not be increased without the approval of the Non-managing Member. Under the Management Agreement, in addition to the management fee to be paid by the Company, the restaurant manager will receive reimbursement for certain expenses related to the lease, ownership, maintenance, operation and promotion of the Restaurant as specified in accordance with Exhibit D, which is Exhibit A to the Management Agreement, including but not limited to salaries (other than for Susan Feniger and Mary Sue Milliken, who may receive only the benefits set forth in such Exhibit, unless approved by the Non-managing Member), benefits and related overhead expenses, as specifically provided in said Exhibit.

                  B. License Fee. It is contemplated that the Company will enter into a nonexclusive license agreement with an Affiliate of Manager on terms set forth in the License Agreement attached hereto as Exhibit , which is hereby approved by the Non-managing Member. The Non-managing Member acknowledges that the licensor under the License Agreement makes no representation or warranty to the Company regarding the licensor's ownership of or rights to use the tradename Border Grill, except as provided in the License Agreement.

                  C. Services Performed by Manager or Affiliates; Reimbursement. Subject to Section 5.7, the Manager may employ Affiliates, including but not limited to Mundo, to handle the day-to-day operations of the Company. The Manager and any Affiliate who performs services for the Company shall be entitled to reimbursement for reasonable costs and expenses incurred in connection with providing such services as described in Exhibit D.

                  D. Extraordinary Services. The Manager shall be entitled, with the approval of the Non-managing Member, to reasonable fees for performing extraordinary services for the Company including services rendered in connection with the remodeling or relocation of the restaurant.

                  E. Guaranteed Payments. Any fees paid to the Managing Member pursuant to this Agreement or any management agreement or license agreement entered into between the Managing Member and the Company shall be treated as guaranteed payments subject to Section 707(c) of the Code and not as a distribution of Available Cash.

         5.9 Acts of Manager as Conclusive Evidence of Authority. Any lease, note, mortgage, evidence of indebtedness, contract, certificate, statement, conveyance, or other instrument in writing, and any amendment, assignment or endorsement thereof, executed or entered into between the Company and any other Person, when signed by the Manager, is not invalidated as to the Company by any lack of authority of the Manager in the absence of actual knowledge on the part of the other Person that the Manager had no authority to execute the same. For purposes of all actions taken by the Managing Member as Manager, the signature of either Susan Feniger or Mary Sue Milliken on behalf of the Managing Member on behalf of the Company shall be evidence of the authority of the Managing Member on behalf of the Company.

         5.10 Officers. The Manager may, but shall not be required to, appoint officers at any time. The officers of the Company, if deemed necessary by the Manager, may include a chairperson, president, vice president, secretary, and chief financial officer. The officers shall serve at the pleasure of the Manager, subject to all rights, if any, of an officer under any contract of employment. Any individual may hold any number of offices. If a Manager is not an individual, such Manager's officers may serve as officers of the Company if elected by the Members. The officers shall exercise such powers and perform such duties as specified in this Agreement and as shall be determined from time to time by the Manager. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any chairmanship, presidency or other similar executive position of the Company be held by any person or persons other than either or both of Mary Sue Milliken or Susan Feniger.

         5.11 Limited Liability. No person who is a Member, Manager or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member, Manager or officer of the Company.

                                   ARTICLE VI

                               PROFITS AND LOSSES

         6.1 Allocation of Profits and Losses.

                  A. Allocation of Profits from Operations. Subject to Sections
6.2 and 10.5, Profits of the Company for any Fiscal Year or other period (other than Profits realized from a Liquidating Transaction) shall be allocated to the Members as follows and in the following order of priority:

                           (1) Profits shall first be allocated to the Members
in proportion to, and to the extent of the excess, for each Member, of (a) the aggregate Losses previously allocated to such Member pursuant to Sections 6.1C, over (b) the amount of Profits previously allocated to such Member pursuant to this Section 6.1A(1);

                           (2) Profits shall next be allocated to the
Non-managing Member in an amount equal to the excess of (a) the First Priority Return of the Non-managing Member for such Fiscal Year or other period and all prior Fiscal Years or other periods, over (b) the aggregate amount of Profits previously allocated to the Non-managing Member pursuant to this Section 6.1A(2); and

                           (3) Any remaining Profits shall be allocated to the
Members in accordance with their respective Percentage Interests.

                  B. Allocation of Profits from Liquidating Transactions. After adjusting the Members' Capital Accounts to reflect all distributions of Available Cash and all allocations pursuant to Sections. 6.1A and 6.1C of Profits and Losses other than from Liquidating Transactions for all prior Fiscal Years or other periods of the Company, any Profits realized by the Company from Liquidating Transactions shall, subject to and after applying Section 6.2, be allocated to the Members in the following order of priority:

                           (1) Profits shall first be allocated to the Members
having deficit Adjusted Balances in proportion to, and to the extent of, such deficit Adjusted Balances;

                           (2) Next, if the Adjusted Balance of the Non-managing
Member is less than the sum of (i) its Unrecovered Capital, and (ii) its Unpaid First Priority Return, Profits shall be allocated to the Non-managing Member until the Adjusted Balance of the Non-managing Member is equal to such sum;

                           (3) Next, if the Adjusted Balance of the Managing
Member is less than the amount of its Unrecovered Capital, Profits shall be allocated to the Managing Member until its Adjusted Balance is equal to the amount of its Unrecovered Capital;

                           (4) Next, Profits shall be allocated to all of the
Members in the proportions required so that the Excess Balances of the Members shall stand as nearly as possible in proportion to their respective Percentage Interests; and

                           (5) Next, any remaining Profits shall be allocated to
the Members in accordance with their respective Percentage Interests.

                  C. Allocation of Losses from Operations. After adjusting the Members' Capital Accounts to reflect all distributions of Available Cash made during such Fiscal Year, Losses shall, subject to Section 6.2, be allocated to the Members in accordance with the priorities set forth in Subsections 6.ID(1),
(2), (3) and (4). If, pursuant to this Section 6.1C, a Member would receive an allocation of Losses that would cause or increase an Adjusted Capital Account Deficit for such Member, the portion of such allocation that would cause or increase such Adjusted Capital Account Deficit shall be reallocated to the other Members in proportion to their respective percentage Interests (unless such reallocation would cause or increase an Adjusted Capital Account Deficit for another Member).

                  D. Allocation of Losses from Liquidating Transactions. After adjusting the Members' Capital Accounts to reflect all distributions of Available Cash and all allocations pursuant to Sections 6.1A and 6.1C of Profits and Losses other than from Liquidating Transactions for all Fiscal Years or other periods of the Company, any Losses realized by the Company as a result of Liquidating Transactions shall, subject to Section 6.2, be allocated to the Members in the following order of priority:

                           (1) Losses shall first be allocated to all of the
Members in the proportions required so that the Excess Balances of the Members shall stand as nearly possible in proportion to their respective Percentage Interest.

                           (2) Losses shall next be allocated to the Members in
proportion to their respective Excess Balances until such Excess Balances are reduced to zero;

                           (3) Losses shall next be allocated to the Members in
proportion to, and to the extent of, their remaining positive Adjusted Balances; and

                           (4) Any remaining Losses shall be allocated to the
Members in accordance with their respective Percentage Interests.

         6.2 Regulatory Allocations.

                  A. Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, to the extent required by Section 1.704-2(f) of the Regulations, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). This
Section 6.2A is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted and applied consistently therewith.

                  B. Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding any other provision of this Agreement (other than Section 6.2A), to the extent required by Section 1.704-2(i)(4) of the Regulations, if during any Fiscal Year there is a net decrease in Member Minimum Gain, each Member who has a share of such Member Minimum Gain (determined in accordance with Regulations Section 1.704-2(i)(5)), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain (which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(i)(4)). This Section 6.2B is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted and applied consistently therewith.

                  C. Nonrecourse Deductions. Notwithstanding Section 6.1, any nonrecourse deductions (as defined in Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be allocated to the Members in proportion to their respective Percentage Interests.

                  D. Member Nonrecourse Deductions. Notwithstanding Section 6.1, Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member that bears the economic risk of loss with respect to the member nonrecourse debt to which such items are attributable in accordance with Regulations Section 1.704-2(i).

                  E. Loss Limitation and Qualified Income Offset. If a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates an Adjusted Capital Account Deficit for such Member, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. The preceding sentence is intended to constitute a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(a)(ii)(d) and shall be interpreted and applied consistently therewith.

                  F. Curative Allocations. In the event that Manager determines that any item allocated pursuant to this Section 6.2 causes the relative Capital Account balances of the Members to diverge from the balances targeted pursuant to Section 6.1, subsequent allocations of income, gain, loss and deduction as computed for book purposes shall be made, to the extent permissible by Regulations Sections 1.704-1(b) and 1.704-2, so that the Capital Account balance of each Member shall, to the extent possible, be as targeted pursuant to Section 6.1, so that distributions to a Member in accordance with its positive Capital Account balance as provided in Section 10.6 would be equal to the distributions such Member would receive if liquidation proceeds were instead distributed as provided in Section 7.1.

         6.3 Code Section 704(c) Allocations. Notwithstanding any other provision in this Article VI, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of contribution in accordance with any permissible method under the Regulations which the Manager shall select in its sole discretion. In the event the Company's assets are revalued pursuant to Regulation Section 1.704-1(b)(2)(iv)(f), the partners' distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes with respect to such assets shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in accordance with the principles of Code Section 704(c) and Regulations Section 1.704-1 (b)(2)(iv)(f). Allocations pursuant to this
Section 6.3 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing a Member's Capital Account or share of Profits, Losses, or distributions pursuant to this Agreement.

         6.4 Allocation of Net Profits and Losses in Respect of a Transferred Interest. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be allocated between transferor and transferee by the Manager in accordance with any method permitted under the Code.

                                  ARTICLE VII

                     DISTRIBUTIONS AND OTHER MEMBER PAYMENTS

         7.1 Distributions and Payments. Subject to applicable law, periodically, but no less frequently than 30 days following the end of each Fiscal Quarter, the Manager shall determine the amount of the Company's Available Cash and distribute or pay such Available Cash in accordance with the following priorities:

                  A. First, to the Managing Member, in the amount of its Tax Distribution Entitlement; provided, however, that distributions shall be made pursuant to this Section 7.1A only for a Fiscal Quarter in which distributions or payments are made pursuant to Sections 7.1B through F;

                  B. Next, to the Members in proportion to the relative amounts of any accrued but unpaid interest on Member Loans;

                  C. Next, to the Members in proportion to the relative amounts of the then-outstanding principal balances of Member Loans;

                  D. Next, to the Non-managing Member in the amount of its Unpaid First Priority Return; provided, however, that no distributions shall be made pursuant to this Section 7.1D for any period following the end of the Fiscal Quarter in which Crossover occurs;

                  E. Next, to the Non-managing Member in the amount of its Unrecovered Capital;

                  F. Next, to the Non-managing Member until the Non-managing Member has received aggregate distributions pursuant to this Section 7.1F equal to 49% of an amount determined by dividing the aggregate amount of distributions made to the Managing Member pursuant to Section 7.1A by.51. [For example, if the aggregate distributions to the Managing Member pursuant to Section 7.1A were $800,000, then the aggregate distributions to the Non-managing Member under this Section 7.1F would be $768,627 ($800,000/.51 = $1,568,627 x 49% =
$768,627).];

                  G. Thereafter, to the Members in accordance with their respective Percentage Interests.

         7.2 Form of Distribution. A Member, regardless of the nature of the Member's Capital Contribution, shall have no right to demand or receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.

         7.3 Restriction on Distributions.

                  A. No distribution shall be made if, after giving effect to the distribution:

                           (i) The Company would not be able to pay its debts as
they become due in the usual course of business.

                           (ii) The Company's total assets would be less than
the sum of its total liabilities.

                  B. The Manager may base a determination that a distribution is not prohibited on any of the following:

                           (i) Financial statements prepared by an independent
accountant for the Company on the basis of accounting practices that are reasonable in the circumstances.

                           (ii) A fair valuation performed by an independent
certified public accountant.

         Except as provided in NRS 86.343, the effect of a distribution is measured as of the date the distribution is authorized if the payment occurs within 120 days after the date of authorization, or the date payment is made if it occurs more than 120 days of the date of authorization.

         7.4 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Member or Economic Interest Owner shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Economic Interest Owner or paid by a Member or Economic Interest Owner for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Economic Interest Owner.

                                  ARTICLE VIII

                      TRANSFER AND ASSIGNMENT OF INTERESTS

         8.1 Transfer and Assignment of Interests. Other than as permitted in
Section 8.3, a Member shall be entitled to transfer, assign, convey, or sell all or any part of its Membership Interest only with the prior consent of Manager, which consent may be given or withheld, conditioned or delayed at the Manager's sole discretion. after the consummation of any permitted transfer of a Membership Interest (or part thereof), the membership interest (or part thereof) so transferred shall continue to be subject to the terms and provisions of this Agreement, and any further transfers shall be subject to the restrictions in this Article VIII. For purposes of this Agreement, a transfer, voluntary or involuntary, of more than 20% of the ownership interests in any Member or a change in control of any Member shall be deemed a transfer of a Membership Interest and shall be governed by this Article VIII. Notwithstanding anything herein to the contrary, prior to Crossover, without the prior consent of the Non-managing Member, the Managing Member may not transfer its Membership Interest in the Company or be deemed to transfer its Membership Interest as a result of a change in the ownership interest of the

Managing Member or a change in control of the Managing Member, if as a result of such transfer, neither Mary Sue Milliken nor Susan Feniger shall control the Managing Member.

         8.2 Further Restrictions on Transfer of Interests. In addition to other restrictions found in this Agreement, no Member shall transfer, assign, convey, sell, encumber or in any way alienate all or any part of its Membership
Interest: (i) without complying with all applicable federal and state securities laws; (ii) if the Membership Interest to be transferred, when added to the total of all other Membership Interests transferred in the preceding twelve (12) consecutive months prior thereto, would cause the termination of the Company under Section 708 of the Code unless the Company determines, based on the opinion of legal counsel to the Company, that any such termination would not have a material adverse effect on the Company or any Member; (iii) if such transfer would jeopardize the Company's classification as a partnership for federal or applicable state income tax purposes, or (iv) if such transfer would cause a breach of the Lease.

         8.3 Permitted Transfers. The Economic Interest of any Member may be transferred subject to compliance with Section 8.2, and without the prior written consent of Manager as required by Section 8.1, but with notice to Manager, (i) by inter vivos gift or by testamentary transfer to any spouse, domestic partner, parent, sibling, in-law, child or grandchild of the Member, or to a trust for the benefit of the Member or such spouse, domestic partner, parent, sibling, in-law, child or grandchild of the Member, or (ii) to any Affiliate of the Member; provided in the case of the Managing Member, that the Managing Member is still controlled by Mary Sue Milliken and/or Susan Feniger.

         8.4 Substitution of Members.

                  A. Substitute Members. An Assignee of a Membership Interest shall have the right to be admitted to the Company as a substitute Member only if (i) the Manager provides prior written consent to such admission, which consent may be withheld in the Manager's sole discretion; (ii) the Members consent as provided in Section 4.7; (iii) such Assignee executes an instrument satisfactory to the Company accepting and adopting the terms and provisions of this Agreement; and (iv) such Assignee pays any reasonable expenses in connection with his or her admission as a substitute Member. The admission of an Assignee as a substitute Member shall not in and of itself result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company. An Assignee, including a successor upon death, who has not been admitted to the Company as a substitute Member shall have only the rights of an owner of an Economic Interest.

                  B. Effective Date of Permitted Transfers. Any permitted transfer of all or any portion of a Membership Interest or an Economic Interest shall be effective as of the date upon which the applicable requirements of Sections 8.1, 8.2 and 8.4A have been met (or upon such later date as may be agreed to by Manager). Any permitted transferee of a Membership Interest shall take subject to the restrictions on transfer imposed by this Agreement.

         8.5 Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member's person or property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member has under the Articles or this Agreement to give an Assignee the right to become a Member. If a Member is a corporation, trust or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor. However, the legal representative shall have no right to participate in the management or affairs of the Company, nor to vote.

         8.6 No Effect to Transfers in Violation of Agreement. Any purported transfer of all or any part of a Membership Interest or Economic Interest in contravention of this Agreement shall be null and void ab initio and of no force or effect.

                                   ARTICLE IX

                        ACCOUNTING, RECORDS AND REPORTING

         9.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company's transactions and shall be appropriate and adequate for the Company's business and not contain any material inaccuracies or fail to reflect any items that would result in any material inaccuracy. The Company shall maintain at its principal office, which may be outside of Nevada, all of the following:

                  A. A current list of the full name and last known business or residence address of each Member and Economic Interest Owner set forth in alphabetical order;

                  B. A current list of the full name and business or residence address of each Manager;

                  C. A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

                  D. Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the three most recent taxable years;

                  E. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

                  F. The Company's books and records as they relate to the internal affairs of the Company for at least the current and past two Fiscal Years; and

                  G. A true and correct copy of the Lease, Management Agreement, License Agreement, and any and all amendments, written side agreements or other modifications to any of them.

         9.2 Delivery to Members and Inspection.

                  A. Upon the request of any Member or Economic Interest Owner for purposes reasonably related to the interest of that Person as a Member or Economic Interest Owner, the Manager shall deliver to the requesting Member or Economic Interest Owner, a copy of the information required to be maintained by Sections 9.1A, B, C, D, E and G.

                  B. On reasonable notice to the Company, each Member, Manager and Economic Interest Owner, at such party's own expense, shall have the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member, Manager or Economic Interest Owner, to:

                           (i) inspect and copy, during normal business hours
and without causing unreasonable disruption in the operation of the Company, any of the Company records described in Sections 9.1A through G, and

                           (ii) obtain from the Manager, promptly after their
becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year.

                  C. Any request, inspection or copying by a Member or Economic Interest Owner under this Section 9.2 may be made by that Person or that Person's authorized agent or attorney.

                  D. The Manager shall within three (3) business days after receipt thereof, furnish to the Members copies of any written notices, demands, correspondence or other documentation delivered to or given by the Company in connection with an alleged default under the Lease or any material modification, waiver, consent, amendment or side agreement relating to the Lease.

         9.3 Budgets ad Statements.

                  A. The Manager shall promptly provide the Members with a copy of each budget provided to the Company pursuant to the Management Agreement.

                  B. The Manager shall cause monthly financial statements, consisting of a balance sheet, income statement and statement of changes in financial position, to be sent, along with copy of the general ledger, to each Member not later than 21 days after the end of each calendar month during the term hereof. Such statements shall reflect in reasonable detail all reimbursements to and employee benefits and burdens allocated by Manager and its Affiliates in accordance with Exhibit D hereto.

                  C. The Manager shall cause an annual report to be sent to each of the Members not later than 90 days after the close of each Fiscal Year. The report shall contain a balance sheet as of the end of the Fiscal Year and an income statement and statement of changes in financial position for the Fiscal Year. Such statements shall reflect in reasonable detail all reimbursements to and employee benefits and burdens allocated by Manager and its Affiliates in accordance with Exhibit D hereto. Such financial statements shall be accompanied by the report thereon, if any, of the independent accountants engaged by the Company or, if there is no report, the certificate of a Manager that the financial statements were prepared without audit from the books and records of the Company; provided however, that as long as Vantage is a Member and Vantage or its parent company, American Vantage Companies, Inc., is a public reporting company, (i) such financial statements shall be audited by, and accompanied by a report of, an independent certified public accountant engaged by the Company, and (ii) the Company shall reimburse Vantage for its accounting costs incurred in reviewing the Company's audited financial statements for the purpose of including such information in Vantage's or American Vantage Companies' financial statements, not to exceed $5,000 per year for the initial term of the Lease.

                  D. The Manager shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members' and Economic Interest Owners' federal and state income tax returns. The Manager shall send or cause to be sent to each Member or Economic Interest Owner within 90 days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and a copy of the Company's federal, state, and local income tax or information returns for that year.

                  E. The Manager shall cause to be timely filed with the Nevada Secretary of State all statements and amendments thereto required under NRS 86.263.

         9.4 Financial and Other Information. The Manager shall provide such financial and other information relating to the Company or any other Person in which the Company owns, directly or indirectly, an equity interest, as a Member may reasonably request. The Manager shall distribute to the Members, promptly after the preparation or receipt thereof by the Manager, any financial or other information relating to any Person in which the Company owns, directly or indirectly, an equity interest, including any filings by such Person under the Securities Exchange Act of 1934, as amended, that is received by the Company with respect to any equity interest of the Company in such Person. The Company shall retain the financial records of the Company until the expiration of the applicable statute of limitations for tax matters, or six years, whichever is greater. Following dissolution of the Company, the financial records may be destroyed any time after such holding period has expired, unless either Member requests such financial records, in which case they may be kept by the Manager or provided to such Member, at the Manager's election.

         9.5 Filings. The Manager, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. Prior to filing, the Manager shall give the Non-managing Member an opportunity to review and consult, at its expense, with Manager on the tax treatment of any substantial item. The Manager, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations, subject to the right of the Members as provided herein to consent to such matters.

         9.6 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

         9.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Non-managing Member may advise the Manager of any tax or accounting matters concerning the Non-managing Member and the Manager shall consult with the Non-Managing Member in administering such matters in the best interests of the Company. The Manager may rely upon the advice of the Company's accountants in administering this Agreement.

         9.8 Tax Matters for the Company Handled by Manager and Tax Matters Partner. The Manager shall from time to time cause the Company to make such tax elections as it deems in its sole discretion to be in the best interests of the Company and the Members. The Tax Matters Partner, as defined in Section 6231 of the Code, shall represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including any resulting judicial and administrative proceedings, and shall be authorized to expend the Company's funds for necessary professional services and reasonable costs associated therewith. If for any reason the initial Tax Matters Partner or any successor Tax Matters Partner ceases to be the Manager, the new Manager elected pursuant to Section 4.7 shall serve as the Tax Matters Partner; provided, however that if such successor Manager is not a Member, the Tax Matters Partner shall be such Member as may be designated by the predecessor Tax Matters Partner, or, if no Member is so designated or such designation does not satisfy the requirements of the Code, a new Tax Matters Partner shall be selected by the Members in accordance with the requirements of the Code. The Non-managing Member may advise the Manager of any tax or accounting matters concerning the Non-managing Member and the Manager shall consult with the Non-Managing Member in administering such matters in the best interests of the Company.

                                    ARTICLE X

                           DISSOLUTION AND WINDING UP

         10.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

                  A. Upon the consent of the Manager and all of the Members;

                  B. The occurrence of a Dissolution Event and the failure of a majority interest of the percentage interests of the Remaining Members (as defined in Section 10.2) to consent in accordance with Section 10.2 to continue the business of the Company within ninety (90) days after the occurrence of such event;

                  C. The sale or other liquidation of all or substantially all of the assets of the Company or the cessation of its primary business;

                  D. Expiration of the term as described in Section 2.3;

                  E. Withdrawal of the Managing Member from the Company pursuant to Section 4.3A;

                  F. Termination of the Lease; or

                  G. The failure of the Non-managing Member to make a Member Loan which the Managing Member has agreed to make.

         10.2 Continuation of Company. Upon the occurrence of a Dissolution Event, the Company shall not be dissolved and its affairs shall not be wound up if the remaining Members ("Remaining Members") holding a majority of the remaining Membership Interests vote or consent to continue the business of the Company within 90 days of the happening of the Dissolution Event.

         10.3 Articles of Dissolution. As soon as possible following the occurrence of any of the events specified in Section 10. 1, the Manager who has not wrongfully dissolved the Company or, if none, the Members, shall execute Articles of Dissolution in such form as shall be prescribed by the Nevada Secretary of State and file the Articles as required by the Act.

         10.4 Winding Up. Upon the occurrence of any event specified in Section
10. 1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Manager shall be responsible for overseeing the winding up and liquidation of the Company (unless the Manager has wrongfully dissolved the Company in which case the Members other than the Manager shall be responsible for overseeing such liquidation and winding up). The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Manager or Members winding up the affairs of the Company shall be entitled to reasonable compensation for such services. The persons winding up the affairs of the Company shall take full account of the assets and liabilities of the Company, and shall cause its assets to be sold and liquidated into cash. No Member shall be required to take any distribution of property in kind, without the consent of such Member.

         10.5 Adjustment of Capital Accounts and Allocation of Profits and Losses. Prior to making any liquidating distributions of the company's assets, the Members' Capital Accounts shall be adjusted to reflect all prior distributions to the Members and the allocation of all Profits, Losses and income, gain, deduction or loss attributable to the Company's operations and its Liquidating Transactions, and any unrealized gain or loss inherent on any assets or properties to be distributed to the Members in kind (if any). Profits, Losses and any other items of income, gain, deduction or loss resulting from Liquidating Transactions, and any unrealized gain or loss inherent on any assets or properties to be distributed to the Members in kind (if any), shall be allocated to the Members as provided in Section 6.1B or 6.1D, as applicable.
If, in any year in which a Liquidating Transaction occurs, the Manager determines, in its reasonable discretion, that the amount of Profits from Liquidating Transactions (including both Profits already realized and estimated Profits yet to be realized) subject to allocation under Section 6.1B is, or is likely to be, insufficient to permit the Capital Accounts of the Members (as adjusted to reflect allocations to the Members of such Profits from Liquidating Transactions) to reflect the economic agreement of the Members (as set forth in Section 7.1), then the Manager is authorized to specially allocate Profits (or, if necessary, gross income) for such year (other than Profits from Liquidating Transactions) according to the priorities set forth in Section 6.1B, rather than according to the priorities set forth in Section 6.1 A, so that the Capital Accounts of Members shall, to the extent possible, reflect the economic agreement of the Members (as set forth in Section 7.1).

         10.6 Order of Payments Upon Dissolution. After determining that all known debts and liabilities of the Company, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets of the Company shall be liquidated into cash and all cash shall be distributed to the Members in accordance with their respective positive Capital Account balances, as adjusted pursuant to
Section 10.5.

         10.7 No Obligation to Restore Deficit. No Member shall be required to restore to the Company, to any other Member, or to the creditors of the Company any deficit balance in such Member's Capital Account following the liquidation and dissolution of the Company.

         10.8 Providing for Debts. The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, has been adequately provided for if the payment thereof has been assumed or guaranteed in good faith by one or more financially responsible persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members to be adequate at the time of any distribution of the assets pursuant to this Section. This Section 10.8 shall not prescribe the exclusive means of making adequate provision for debts and liabilities.

         10.9 Certificate of Cancellation. The Manager or Members who filed the Articles of Dissolution shall obtain from the Nevada Secretary of State a certificate of dissolution upon the completion of the winding up of the affairs of the Company.

          10.10 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1 or provided for under this Agreement. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Economic Interests. Accordingly, except where the Members have failed to liquidate the Company as required by this
Article X, each Member hereby waives and renounces his or her right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Articles or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 10.10 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

                                   ARTICLE XI

                          INDEMNIFICATION AND INSURANCE

         11.1 Indemnification of Agents. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, officer, employee or other agent of the Company or of the Manager or that, being or having been such a Member, Manager, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited-liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The Manager shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Manager deems appropriate in his business judgment.

         11.2 Liability Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under applicable law. To the extent reasonable, any Member, at its request, will be named as an additional insured on liability insurance maintained by or for the Company.

         11.3 Key Person Insurance. Prior to Crossover, the Company shall for its benefit purchase and maintain insurance on the life (and insuring against the long-term disability) of Susan Feniger and Mary Sue Milliken, if insurable, in an amount equal to the Non-managing Member's Unrecovered Capital from time to time. Thereafter, the Company may, with the consent of the Members, maintain such insurance. The Company shall, in the event of its receipt of any proceeds as beneficiary of such insurance, pay an amount of such proceeds to the Non-managing Member up to the amount of the Non-managing Member's Unrecovered Capital; and any excess proceeds shall, in the discretion of the Manager, be retained by the Company as working capital or distributed to the Members in accordance with their Percentage Interests.

                                   ARTICLE XII

                                  MISCELLANEOUS

         12.1 Investment Representations. The Members and Economic Interest Owners, if any, understand (1) that the Membership Interests and Economic Interests evidenced by this Agreement have not been registered under any Federal or State securities laws (the "Securities Acts") because the Company is issuing and intends to issue, all Membership Interests and Economic Interests in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering, (2) that the

Company has relied upon the fact that the Membership Interests and Economic Interests are to be held by each Member or Economic Interest Owner for investment, and (3) that exemption from registration under the Securities Acts may not be available if the Membership Interests and Economic Interests were acquired by a Member or Economic Interest Owner with a view to distribution.

         Accordingly, each Member and Economic Interest Owner hereby confirms to the Company that such Member and Economic Interest Owner is acquiring the Membership Interests and Economic Interests for such own Member's and Economic Interest Owner's account, for investment and not with a view to the resale or distribution thereof. Each Member and Economic Interest Owner agrees not to transfer, sell or offer for sale any of portion of the Membership Interests or Economic Interests unless there is an effective registration or other qualification relating thereto under any applicable Securities Acts or unless the holder of Membership Interests or Economic Interests delivers to the Manager an opinion of counsel, satisfactory to the Company, that such registration or other qualification under such Act and applicable state securities laws is not required in connection with such transfer, offer or sale. Each Member and Economic Interest Owner understands that the Company is under no obligation to register the Membership Interests or Economic Interests or to assist such Member or Economic Interest Owner in complying with any exemption from registration under the Securities Acts if such Member or Economic Interest Owner should at a later date, wish to dispose of the Membership Interest or Economic Interest. Furthermore, each Member realizes that the Membership Interests and Economic Interests are unlikely to qualify for disposition under Rule 144 of the Securities and Exchange Commission unless such Member or Economic Interest Owner is not an "affiliate" of the Company and the Membership Interest or Economic Interest has been beneficially owned and fully paid for by such Member or Economic Interest Owner for at least two years.


                          SF KF MM          RT
                          --------      --------
                          Initials      Initials

                         For T,T.&T   For Vantage

         12.2 Counsel to the Company. Counsel to the Company is also counsel to the Managing Member, Mundo Management Group, LLC, Mary Sue Milliken, Susan Feniger, and their Affiliates. The Members, by subscribing to this Agreement, hereby confirm their consent to the representation of the Company under these circumstances. The Company has selected the Law Offices of Wendy G. Glenn, a Professional Corporation ("Company Counsel") as legal counsel to the Company. Each Member acknowledges that Company Counsel does not represent the Member in the formation or operation of the Company. Company Counsel shall owe no duties directly to a Member, but only to the Company. Notwithstanding any adversity that may develop, in the event any dispute or controversy arises between any Members and the Company, or between any Members or the Company, on the one hand, and another Member (or Affiliate of a Member) that Company Counsel represents, on the other hand, then each Member agrees that Company Counsel may represent either the Company or such Member (or his or her Affiliate), or both, in any such dispute or controversy to the extent permitted by the California Rules of Professional Conduct or similar rules in any other jurisdiction, and each Member hereby consents to such representation. Each Member further acknowledges that Company Counsel has not represented the interests of the

Members individually in connection with the formation of the Company and the preparation and negotiation of this Agreement and each Member has been advised to seek independent counsel. The Non-managing Member represents that it has been represented by Jay H. Brown, Esquire and Patricia J. Curtis, Esquire, of Hale Lane Peek Dennison Howard and Anderson, in connection with its investment in the Company, and in the event of any adversarial proceeding or other dispute of any nature, by, between or among the Non-managing Member and the Company, the Managing Member or any of their respective Affiliates, the Non-managing Member may be represented by Jay H. Brown or Patricia J. Curtis or any member of any law firm of which she is a member, and each other Member and the Manager consent to such representation.


                          SF KF MM          RT
                          --------      --------
                          Initials      Initials

                         For TT&T   For Vantage

         12.3 Intentionally omitted.

         12.4 Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members and Manager with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and Manager or any of them, including but not limited to that certain letter dated July 29, 1998 from the Company's counsel to Jay H. Brown, Esq., and executed by American Vantage Companies. No representation, statement, condition or warranty not contained in this Agreement or the Articles will be binding on the Members or Manager or have any force or effect whatsoever. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

         12.5 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

         12.6 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and Manager and their respective successors and permitted assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

         12.7 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

         12.8 Disputed Matters. Except as otherwise provided in this Agreement, any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the action or inaction of any Member or Manager hereunder shall be submitted to arbitration in Las Vegas, Nevada or Los Angeles, California, at the election of the Managing Member, before one arbitrator or a panel of arbitrators, as the parties shall determine, under the then current commercial arbitration rules of the American Arbitration Association, JAMS/Endispute or other mutually agreeable arbitrator. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based upon any claim arising out of or related to this Agreement shall be instituted in any court by any Member except (a) an action to compel arbitration pursuant to this Section 12.8, (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 12.8, or (c) an action for a temporary restraining order and preliminary injunction (but not for permanent injunction) pending arbitration of a dispute.

         12.9 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

         12.10 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

         12.11 Notices. Any notice to be given or to be served upon the Company, any Member, the Manager or any Person in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member or Manager at the address specified in Exhibit A hereto. Any Member may, at any time by giving five (5) days' prior written notice to the Company, designate any other address in substitution of the foregoing address to which such notice will be given. In addition to the foregoing, notice may be given by facsimile transmission to the facsimile number included in Exhibit A, which notice shall be deemed given when received during customary business hours prior to 5:00 PM local time of the recipient, provided that a duplicate copy of such notice has been deposited in the United States Mail, postage prepaid, on or prior to the date of transmission.

         12.12 Amendments. All amendments to this Agreement will be in writing and signed by all of the Members.

         12.13 Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or
(b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

         12.14 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         12.15 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all 00\- reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys' fees and expenses.

         12.16 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

         12.17 No Waiver. The failure of a Member to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act which would have originally constituted a violation, from having the effect of an original violation.

         IN WITNESS WHEREOF, all of the Members of Border Grill Las Vegas, LLC, a Nevada limited-liability company, have executed this Agreement, effective as of the date written above.

                                             MANAGING MEMBER

                                             TT&T, LLC,
                                             a Nevada limited-liability company

                                             By: /s/ Mary Sue Milliken
                                                 -----------------------------
                                                 Mary Sue Milliken,
                                                 Manager Member

                                             By: /s/ Susan Feniger
                                                 -----------------------------
                                                 Susan Feniger,
                                                 Manager Member

                                             By: /s/ R. Kevin Finch
                                                 -----------------------------
                                                 R. Kevin Finch,
                                                 Manager Member


                      (Signatures continued on next page.)

                                               NON-MANAGING MEMBER

                                               Vantage Bay Group, Inc.,
                                               a Nevada corporation

                                               By: /s/ Ronald Tassinari
                                                   -----------------------------
                                                   Ronald Tassinari, President

         By executing below, the undersigned hereby guarantees the obligations of the Non-managing Member to make its Capital Contribution as required in
Section 3.1, which guarantee is given as set forth in Section 3.2 of this Agreement.


                                               American Vantage Companies, Inc.,
                                               a Nevada corporation

                                               By: /s/ Ronald Tassinari
                                                   -----------------------------
                                                   Ronald Tassinari, President

         By executing below, the undersigned each hereby agrees to be bound by her promise set forth in and subject to the provisions of Section 4.3A.


                                                   /s/ Mary Sue Milliken
                                                   -----------------------------
                                                   Mary Sue Milliken


                                                   /s/ Susan Feniger
                                                   -----------------------------
                                                   Susan Feniger

                                   EXHIBIT A


          CAPITAL CONTRIBUTIONS, PERCENTAGE INTERESTS AND ADDRESSES OF
                              MEMBERS AND MANAGERS



                                       Initial
                                       Capital
Member; Manager and Address         Contributions           Percentage Interest
-------------------------------------------------------------------------------
Managing Member:
Manager

TT&T, LLC                               $  1,000                   51%
1445 4th Street
Santa Monica, CA 90401


Non-managing Member:

Vantage Bay Group, Inc.                 $250,000                   49%
c/o American Vantage Companies
6787 West Tropicana Avenue
Suite 200
Las Vegas, NV 89103

Total                                   $251,000                  100%


                                   EXHIBIT B

                                 OPENING BUDGET

                                                                       EXHIBIT B

                          NEW RESTAURANT MANDALAY BAY
                            OPENING COSTS-RESTAURANT

based on 6,388 sf downstairs/3,522 sf upstairs/3,000 sf patio

                                                                          Total per
                                                                          Category
ACQUISITION
       Legal                                                 30,000
       Accounting                                             2,000
       Liquor license                                        10,000          42,000

CONSTRUCTION
       Architect & Design Fees                               96,300
       Downstairs (6388 af @ 180/sf)                      1,149,940
       Upstairs (3522 sf @ 180/sf)                          633,960
       Patio (3000 sf @ 5O/sf)                              150,000
       Kitchen & Bar Equipment                              375,000
       Murals                                                60,000
       Contingency                                           80,250       2,545,350

FURNITURE, FIXTURES & EQUIPMENT
       Dining Room Tables (40 @ $250 ea)                     10,000
       Dining Room Chairs (170 @ $250 ea)                    42,500
       Mesa Grande Table (1 @ $750 ea)                          750
       Bar Tables (8 @ $150)                                  1,200
       Bar Seats (44 @ $200 ea)                               8,800
       Patio Tables (37 @ $150 ea)                            5,550
       Patio Chairs (148 @ $150 ea)                          22,200
       Misc Furniture & Fixtures                             10,000
       Signage                                               20,000
       Kitchen Equipment                                     25,000
       POS                                                   45,000
       Music                                                 25,000
       Contingency                                           10,000         226,000

OPENING INVENTORY & SUPPLIES
       Smallwares                                            20,000
       China/Glass/Silver                                    30,000
       Liquor Beer & wine                                    30,000
       Food Inventory                                        11,000
       Menus, matches & misc. supplies                       15,000
       Office Equipment, supplies & paper products           30,000
       Uniforms                                               8,000
       Contingency                                           10,000         154,000

PRE-OPENING EXPENSES
       1st Month Rent                                         6,250
       Staff training-dining room                            15,000
       Staff training-kitchen                                15,000
       Management salaries (chef,sous,gm,asst)              155,000
       Management relocation & Training lodging              45,000
       Travel, Meals & Lodging                               45,000
       Cost of goods-training                                15,000
       Pre-opening charity events                            25,000
       Insurance, utilities                                  15,000
       Sales Tax Deposit (3 x Monthly Tax Liability)        105,000
       Graphics, printing, advertising                       20,000
       Opening Management Fee                                60,000
       Contingency                                           15,000         536,250

LICENSES AND DEVELOPMENT COSTS
      Permits & business license                            15,000
      Concept Licensing Fee                                 15,000          30,000

OFFERING EXPENSES
      Legal                                                 30,000
      Accounting                                             5,000
      Other                                                  3,000          38,000

CONTINGENCY/RESERVE                                         29,400          50,000

TOTAL BUDGET                                             3,601,000       3,621,600
      LESS LANDLORD FUNDED IMPROVEMENTS                   (675,000)
                                                         ---------
                                                         2,926,000

INVESTOR CAPITAL                                         2,750,000
INVESTOR LOAN                                              175,000
                                                         ---------
                                                         2,925,000


(Estimates only--For internal use-Numbers subject to change)

                                   EXHIBIT C

          PROCEDURE FOR DETERMINING FAIR MARKET VALUE AND PAYMENT TERMS

For purposes of Sections 4.3B and 4.3C, the fair market value of the Company shall be determined as follows:

         A. During the first year of operation of the Restaurant, 75% of annualized net income before depreciation for the period from the opening of the Restaurant through the end of the month immediately preceding the "Calculation Date", shall be multiplied by a factor of two (2), with the product increased by any cash reserves and liquid tangible assets (i.e., collectible accounts receivables) and decreased by any outstanding debt (i.e., accounts payable, accrued expenses, contracts payable and notes payable) of the Company, to establish the stipulated fair market value of the Company.

         B. In the second year of operation, 85% of the net income before depreciation of the Restaurant for the most recent 12 months prior to the Calculation Date, multiplied by a factor of two
                  (2), with the product increased by any cash reserves and liquid tangible assets (i.e., collectible accounts receivables) and decreased by any outstanding debt (i.e., accounts payable, accrued expenses, contracts payable and notes payable) of the Company, to establish the stipulated fair market value of the Company.

         C. In the third year of operation and thereafter, 100% of the net income before depreciation of the Restaurant for the most recent 12 months prior to the Calculation Date, multiplied by a factor of two (2), with the product increased by any cash reserves and liquid tangible assets (i.e., collectible accounts receivables) and decreased by any outstanding debt (i.e., accounts payable, accrued expenses, contracts payable and notes payable) of the Company, to establish the stipulated fair market value of the Company.

The Company may purchase some or all of the Non-managing Member's former Membership Interest for an amount equal to the respective Percentage Interest (i.e., up to 49% multiplied by the applicable stipulated fair market value of the Company. The Company may pay the amount in full or elect, at its option, to deliver a note to the Non-managing Member reflecting installment payments fully amortizing over five (5) years at an interest rate equal to the prime rate of interest announced by Wells Fargo Bank.

For purposes of the foregoing provisions, the "Calculation Date" shall mean (i) the date the Manager gives its consent to the withdrawal of the Non-managing Member under Section 4.3B or (ii) the date the Company elects to acquire the Membership Interest in the event of a breach as provided in Section 4.3C.

                                   EXHIBIT D

             DESCRIPTION OF REIMBURSEMENTS TO MANAGER AND AFFILIATES

Mundo will be the restaurant manager and as such, certain expenses described in this Exhibit D and incurred in managing the Restaurant will be passed through to the Restaurant, other than salaries for Mary Sue Milliken and Susan Feniger (the "Owners"). Mundo will also perform "entity" management functions for the Manager of the Company, such as overseeing and assisting in preparation of tax returns, investor communications, financial statements and other obligations of the Company as provided in the Operating Agreement.

Expenses that are incurred solely for the benefit of the Restaurant will be paid by the Restaurant and all direct employees of the Restaurant will be paid by the Restaurant. Mundo will maintain a principal business office, initially in Santa Monica, California, which will include certain principal business office staff, expenses, etc. Reasonable business expenses and salaries (other than for Mary Sue Milliken and Susan Feniger) may be paid by Mundo but then reimbursed to Mundo by the Restaurant to the extent described below. These reimbursements are in addition to any management fee paid to Mundo by the Restaurant.

Mundo shall bear its own entity expenses, such as tax return preparation, corporate or entity maintenance expenses, legal and accounting fees solely for the benefit of Mundo, and any Mundo indebtedness.

The following categories of expenses would be allocated as follows.

         1. Employee Salaries (including any bonuses) for Director of Operations, Corporate Chef, Accounting personnel, Marketing Manager, Catering Manager, MIS, administrative assistant(s) for the Owners, and after Crossover, any additional principal business office staff, i.e., risk manager, employee relations, supporting clerical staff, etc., will be split equally among the restaurants, unless an unusual amount of time is spent on one restaurant over another; except Director of Operations and Accounting Manager salaries will be split based on actual time spent on each restaurant. The Director of Operations and Accounting Manager will complete a memo periodically and submit them to an Owner for approval of the allocation of time and salaries. When salaries for other employees are allocated unequally, a written memo will be approved by an Owner or the Director of Operations or Accounting Manager, setting forth the reason for such unequal allocation.

         2. Employee benefits and burdens and all employee-related expenses for the employees described in the foregoing paragraph shall be allocated in the same manner as salaries. Such benefits and burdens shall be limited to the following:

                  a.       Health insurance.

                                   EXHIBIT D

                  b. Long-term disability insurance for executive-level employees.
                  c.       Reasonable and actual business-related expenses.
                  d.       Life insurance for executive-level employees.
                  e.       Payroll tax costs (taxes, social
                           security, SDI, unemployment insurance, etc.).
                  f.       Worker's compensation insurance.
                  g.       Employer pension plan contribution, if any.

         3. Promotional and Charity Events - to be determined on a case-by-case basis. (For example: donation of food for promotional event will be split evenly among all restaurants if it will benefit all restaurants.)

         4. Advertising - to be determined by Director of Operations or Accounting Manager invoice by invoice, as to which restaurants will directly benefit.

         5. Direct Mail Marketing, Website Expense, Data Processing Fees, Dues and Publications, Media Consultant - split evenly by all restaurants.

         6. Overhead expenses (e.g., office rent, telephone, utilities, etc.) of principal business office staff and Owners - split evenly by all restaurants, unless directly attributable to one or more, but less than all, restaurants. Manager estimates that not more than $900/month would be allocated to the Restaurant in the first year.

         7. Travel expenses of principal business office staff and Owners will be allocated to the restaurant(s) receiving the benefit.

         8. Research and development costs and R&D outside meals will be allocated based on location being researched. Research for new restaurant locations will be at the cost of Mundo or the Owners, and not of the Restaurant.

         9. Owners' benefits and burdens listed under item 2 above, will be allocated among all restaurants equally. In addition, Owners will have an expense allowance to cover dining, entertainment, research and development, promotion, etc., which need not be directly related to any restaurant. The amount of such expense allocated to the Restaurant shall not exceed $15,000 in the first year, which maximum may increase by CPI annually. And, the Owners and principal business office staff may have a cellular phone allowance. The amount of such allowance which is allocated to the Restaurant shall not exceed $3,500 in the first year, with that maximum increasing by CPI annually.

         10. Any blanket property or liability insurance shall be allocated equally among the restaurants benefited, unless the independent insurance broker advises that another method is more equitable, in which case the more equitable method shall be used.

                                     EXHIBIT D

                                    EXHIBIT E

                                LICENSE AGREEMENT

                             BORDER GRILL LAS VEGAS
                                LICENSE AGREEMENT

     THIS AGREEMENT is entered into February   , 1999, effective as of
November 12, 1998, by and between Dancing Pigs, Inc., a California corporation wholly owned by Susan Feniger, and Cano, Inc., a California corporation wholly owned by Mary Sue Milliken (collectively, "Licensor") and Border Grill
Las Vegas, LLC, a Nevada limited-liability company ("Licensee").

                                    RECITALS

         A. Licensor is the successor in interest to the ownership of the trademark BORDER GRILL and all logos, designs, trade dress, copyrights, menus, styles, recipes, and all other rights associated with and used in connection with the operation of certain Mexican cuisine restaurants (the "Trademark").

         B. The Trademark has previously been, and as of the effective date of this Agreement continues to be, used with Licensor's permission on a non-exclusive basis, by one or more other restaurants of which Licensor, or its principals, are controlling members.

         C. The Trademark is expected to be used with Licensor's prior permission, on a non-exclusive basis by other restaurant operations of which Licensor, or its principals, are controlling members.

         D. Licensee desires to obtain the non-exclusive use of the Trademark from Licensor for use in the operation of a restaurant ("Restaurant") to be located in the Mandalay Bay Hotel and Casino project, at 3950 Las Vegas Boulevard South, Las Vegas, Nevada ("location"), pursuant to that certain Restaurant Lease between Licensee and Mandalay Bay Corp. dated November 12, 1998 ("Lease"), on the terms and conditions and with the rights and obligations set forth herein.

         NOW, THEREFORE, in consideration of the covenants and promises contained herein, it is hereby agreed as follows:

         1. LICENSE.

            1.1 Grant of License. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, the non-exclusive (except for the radius limitation, as provided below) right, privilege, and license ("License") to use the Trademark in its operation of the Restaurant at the location only, subject to the terms and conditions herein. The Trademark shall be used and displayed in, on and at the Restaurant only in such manner as Licensor in its sole discretion shall specify, and no other. Licensee acknowledges that the Trademark has acquired and will acquire valuable secondary meaning and goodwill with the public and that the restaurants using the Trademark have acquired a reputation for high quality and style, excellent food, and professional and courteous service. The Restaurant shall be operated by Licensee exclusively as a Mexican cuisine restaurant and for no other purpose whatsoever without Licensor's written consent.

Licensee's use of the Trademark shall be solely in connection with the Restaurant in accordance with the guidelines and directions furnished to Licensee by Licensor, if any, and the quality of the Restaurant shall be satisfactory to the Licensor, in its sole discretion. Provided that this Agreement is in full force and effect and provided that Licensee has not achieved "Crossover" as that term is defined in Licensee's Operating Agreement, Licensor shall not license any third party to operate a full-service Mexican cuisine restaurant under the Trademark within the Restricted Area as defined in the Lease.

            1.2 Term of License. Subject to earlier termination as provided in Paragraph 9 hereof, the License shall be for a term of approximately ten (10) years and ten (10) months commencing as of the date hereof and expiring at the end of the Term of the Lease, and may be renewed by Licensee with 6 months prior notice for one five (5) year renewal term if the Lease is extended, on the terms set forth herein.

            1.3 Reservation of Rights. All rights in and to the Trademark other than those specifically granted herein are reserved to Licensor for its own use and benefit, including but not limited to all rights in merchandising and other goods. Licensee acknowledges that it shall not acquire any rights of any nature whatsoever in the Trademark as a result of Licensee's use thereof, and that all use of the Trademark, including but not limited to improvements in design by Licensee, shall inure to the benefit of Licensor. Licensee agrees that it shall not, directly or indirectly, during the term of this Agreement or thereafter, attack the ownership by Licensor of the Trademark or the validity thereof or attack the validity of the License herein granted to it. Licensee acknowledges that Licensor will permit Licensee to distribute merchandise and other goods using the Trademark, but that Licensor has and at all times shall retain complete control over such merchandise and other goods, and the Trademark's use in connection with such merchandise and other goods, notwithstanding that Licensor may, in connection with any such distribution rights, require Licensee to pay for some or all of the costs incurred for the design and manufacture of such merchandise and other goods.

            1.4 Assignments of License. The License herein granted is personal to Licensee and may not be assigned, transferred, sub-licensed, pledged, mortgaged or otherwise encumbered by Licensee in whole or in part without Licensor's prior written consent. Licensor, in its sole and absolute discretion, shall be entitled to assign the Trademark so long as such assignment is subject to the terms and conditions of this Agreement.

         2. PAYMENTS. In consideration for the grant of the License hereunder, Licensee shall pay to Licensor the following:

            2.1 an initial fee of $15,000;

            2.2 One Hundred Dollars ($100) each year or partial year of the term on January 1 of each year; and

            2.3 $7,500 upon the giving of notice of the renewal of the License, for the renewal term.

         3. OBLIGATIONS OF LICENSOR. During the term of this Agreement and so long as no event of default shall have occurred hereunder, Licensor shall provide to Licensee all information in Licensor's possession or control relating to the design and marketing of the Trademark or utilization and exploitation of the Trademark, and shall assist Licensee and its officers, employees, agents, managers, contractors, and other representatives to become familiar therewith.

         4. OBLIGATIONS OF LICENSEE. During the term of this Agreement and so long as no default shall have occurred hereunder, Licensee shall:

            4.1 adhere to such reasonable standards regarding operations of the Restaurant as Licensor, upon notice to Licensee, may set forth. Licensor may, from time to time, change, revise, amend or expand such standards and guidelines, upon notice to Licensee;

            4.2 conduct its operations at the Restaurant in a first-class manner so as to reflect credibly on Licensor and so as not to injure, damage or render less valuable the Trademark and the goodwill connected therewith and use its best efforts to enhance the reputation and popularity of BORDER GRILL restaurants and to increase the BORDER GRILL clientele.

            4.3 at all times maintain the interior and exterior of the Restaurant and surrounding premises used in connection therewith in safe, good, clean and attractive conditions, equal to the standard of first-class restaurants and in compliance with Licensor's design requirements, and do such lighting, painting, decorating, embellishing, repairing and restoring as may from time to time be required to maintain such high standards and requirements. Licensee shall comply with all of Licensor's reasonable requests in regard to the maintenance of the physical plant of the Restaurant and improvements thereto.

            4.4 at all times serve such food and beverages prepared to the highest quality standards customary of first-class restaurants, and cause the food and beverages to be presented in an attractive manner.

            4.5 employ a sufficient number of qualified personnel at the Restaurant and require that all personnel perform their duties in a professional and courteous manner.

            4.6 use the Trademark in strict compliance with any and all trademark laws;

            4.7 display the Trademark only in such form and manner as shall be specifically approved by Licensor and cause to appear on all material on or in connection with which the Trademark is used, such legends, markings and notices as Licensor may request in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto; and

            4.8 comply with all applicable laws, regulations, ordinances and zoning codes.

         5. REPRESENTATIONS AND WARRANTIES.

            5.1 Licensor's Representations and Warranties. Licensor hereby represents and warrants that:


                  (a) Licensor has the full right, power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein, subject to the fact that Licensor has not registered the Trademark, with no obligation to do so. This agreement constitutes a legal, valid and binding agreement of licensor, enforceable in accordance with its terms (except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights and the application of equitable principles in any action, legal or equitable).

                  (b) To the best of Licensor's knowledge, Licensor is the sole and exclusive owner of the rights granted to Licensee hereunder and controls, free of liens or other encumbrances, all rights granted to Licensee hereunder, subject to the fact that the Trademark has not been registered. Licensor has no obligation to register the Trademark. Licensor has not granted any right, option, license, or other interest in or to the Trademark for use at the Restaurant to any other person or in violation of the geographic limitation contained in Paragraph 1.1 hereof.

                  (c) There is not now pending and, to the best of Licensor's knowledge, there is not threatened, nor is there any basis for, any litigation, action, suit or proceeding to which Licensor is or will be a party in, before or by any court or governmental or regulatory agency or body, having, or which insofar as can be foreseen in the future, may have, any adverse affect on Licensor's ability to carry out its obligations hereunder. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitration outstanding against Licensor having, or which insofar as can be foreseen in the future, may have, any adverse affect on Licensor's ability to carry out its obligations hereunder.

                  (d) The execution, delivery and performance of this Agreement will not result in any lien or encumbrance upon any asset of Licensor or in a violation or breach of, or any conflict with, the terms or provisions of, or any default under: (i) any statute, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, to which Licensor or any of his properties or assets is subject; or (ii) any provision of any agreement, indenture, deed of trust, mortgage, loan agreement, lease or other instrument to which Licensor is a party or by which it or any of its assets is bound.

                  (e) Licensor has filed an application to register the Trademark with the U.S. Patent Office and the application is pending. Licensor makes no representation or warranty to Licensee that (i) such registration will be granted, (ii) Licensor may not withdraw such registration if in its reasonable judgment it determines to do so because a third party asserts or threatens to assert a claim with respect to Licensor's or Licensee's use of the Tradename, (iii) that no third party has a paramount right to the Trademark, nor
(iv) that Licensor may not determine in its reasonable judgment to terminate this License as a result of a third party asserting or threatening to assert a claim with respect to Licensor's or Licensee's use of the Tradename, as provided in Section 9.2(g).

            5.2 Licensee's Representations and Warranties. Licensee hereby represents and warrants that:

                  (a) Licensee is a limited-liability company duly organized, validly existing and in good standing under the laws of the State of Nevada.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized by the Managing Member and approved by the Non-managing Member of Licensee. This Agreement constitutes a legal, valid and binding agreement of Licensee, enforceable in accordance with its terms (except as the enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors' rights and the application of equitable principles in any action, legal or equitable). Licensee has the full power and authority to perform its obligations under this Agreement and the transactions contemplated herein.

                  (c) There is not now pending and, to the best of Licensee's knowledge, there is not threatened, nor is there any basis for, any litigation, action, suit or proceeding to which Licensee is or will be a party in, before or by any court or governmental or regulatory agency or body, having, or which insofar as can be foreseen in the future, may have, any adverse affect on Licensee's ability to carry out its obligations hereunder. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitration outstanding against Licensee having, or which insofar as can be foreseen in the future, may have, any adverse affect on Licensee's ability to carry out its obligations hereunder.

                  (d) The execution, delivery and performance of this Agreement will not result in any lien or encumbrance upon any asset of Licensee or in a violation or breach of, or any conflict with, the terms or provisions of, or any default under: (i) any statute, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, to which Licensee or any of its properties or assets is subject; or (ii) any provision of any agreement, indenture, deed of trust, mortgage, loan agreement, lease or other instrument to which Licensee is a party or by which it or any of its assets is bound.

         6. INDEMNITY.

            6.1 Licensor. Licensor hereby agrees at all times to defend, indemnify and hold harmless Licensee, its partners, members, officers, directors, agents, employees, and contractors from and against any and all claims, damages, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and costs) arising out of any breach by Licensor of any material representation, warranty, covenant, condition or agreement made or to be performed by Licensor under the terms of this Agreement. Any such indemnitee shall have the right, at its sole option and at its own expense, to retain independent counsel and to participate in the defense of any such claims. Licensor shall have the sole right on behalf of all indemnitees to accept or reject proposed settlement terms, so long as no indemnitee is, as a part of such settlement, required to make any payments or perform any other act.

            6.2 Licensee. Licensee hereby agrees at all times to defend, indemnify and hold harmless Licensor, its partners, members, officers, directors, agents, employees, and contractors from and against any and all claims, damages, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and costs) arising out of: (a) any breach by Licensee of any material representation, warranty, covenant, condition or agreement made or to be performed by Licensee under the terms of this Agreement; (b) Licensee's display or use of the Trademark, in violation of this Agreement; (c) Licensee's operation of the Restaurant; and (d) any other act or failure to act by Licensee under or in violation of this Agreement. Any such indemnitee shall have the right, at its sole option and at its own expense, to retain independent counsel and to participate in the defense of any such claims. Licensee shall have the sole right on behalf of all indemnitees to accept or reject proposed settlement terms, so long as no indemnitee is, as a part of such settlement, required to make any payments or perform any other act.

         7. INSURANCE. Licensee agrees to obtain and maintain during the term of this Agreement, at its own expense, commercial general liability insurance providing protection (at a minimum, in the amount of $1,000,000 per occurrence/$2,000,000 annual aggregate) applicable to any claims, liabilities, damages, costs, or expenses arising out of Licensee's operation of the Restaurant. Such insurance shall include coverage of Licensor, its partners, shareholders, members, directors, officers, agents, employees, assignees, and successors. Upon request of Licensor, Licensee shall cause the insurance company issuing such policy to issue a certificate to Licensor confirming that such policy has been issued and is in full force and effect and provides coverage of Licensor, and also confirming that before any cancellation, modification, or reduction in coverage of such policy, the insurance company shall give Licensor thirty (30) days prior written notice of such proposed cancellation, modification, or reduction.

         8. CONFIDENTIALITY. Licensee acknowledges that it has gained and/or may gain knowledge through Licensee's association with Licensor of certain information that is confidential and proprietary to Licensor ("Proprietary Information"). The Proprietary Information includes, without limitation: (i) the Trademark; (ii) any and all marketing, competitive, contractual, financial or other information available only to Licensor; and (iii) various trade secrets that are or may in the future be owned by Licensor. Licensee agrees that it shall not during the term of this Agreement or at any time thereafter use (except as required by law or with the express prior written approval of Licensor) any of the Proprietary Information either directly or indirectly. The foregoing provision shall not be construed to prevent Licensee from making use of or disclosing information that is in the public domain through no fault of the Licensee; however, specific information shall not be deemed to be in the public domain merely because it is encompassed by some general information that is published or in the public domain or in Licensee's prior possession.

         9. TERMINATION.

            9.1 Causes of Termination. This Agreement shall terminate upon the occurrence of any of the following events:

                  (a) The termination of this Agreement as set forth in Paragraph 1.2 above; or

                  (b) Licensee becomes insolvent or is a subject of a petition under state or federal bankruptcy or insolvency laws, or makes an assignment, composition or disposition for the benefit of its creditors, or if a receiver, trustee or other similar officer is appointed to take charge of Licensee's affairs, or Licensee admits in writing of its inability to pay its debts as they become due or fails to pay its debts as they become due, or Licensee takes any action in furtherance of the foregoing.

         9.2 Licensor's Option to Terminate. Licensor shall have the right, in its sole discretion, to terminate this Agreement upon the occurrence of any of the following:

            (a) Licensee transfers or agrees to transfer a substantial portion of its assets or agrees to a merger, consolidation or other restructuring of Licensee; or

            (b) Licensee fails to comply with quality standards prescribed by Licensor and fails to cure such noncompliance within fifteen (15) days of Licensor's written demand therefor; or

            (c) Licensee fails to pay the payments set forth in Paragraph 2 hereof and fails to cure such failure within fifteen (15) days of Licensor's written demand therefor; or

            (d) Licensee fails to use its best efforts to display, use, and otherwise exploit the Trademark;

            (e) After Crossover, neither Mary Sue Milliken nor Susan Feniger is the executive chef of the Restaurant or, directly or indirectly, the principals of the managing member of Licensee;

            (f) Licensee fails to comply with any material term or provision of this Agreement and fails to cure such default within fifteen (15) days of Licensor's written demand therefor; or

            (g) Licensor determines in its reasonable judgment to terminate this License because a third party asserts or threatens to assert a claim with respect to Licensor's or Licensee's use of the Tradename.

         9.3 Effect of Termination.

            (a) Upon any termination of this Agreement, any and all rights granted to Licensee hereunder shall immediately cease and without further act or instrument be assigned to and revert to Licensor, and Licensee shall immediately terminate all further use of the Trademark and shall remove from the Restaurant any and all signs, displays, menus and other items bearing the Trademark. Licensee shall execute any instruments requested by Licensor which Licensor, in his sole and absolute discretion, deems necessary, proper or appropriate to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreement contained herein.

            (b) In the event of a termination pursuant to Section 9.2(g), Licensor and Licensee agree to seek the approval of the Landlord under Section
7.5 of the Lease for the use of a new tradename and trademark owned by Licensor or an Affiliate of Licensor. If the Landlord consents to such new trademark, then Licensor or any such Affiliate of Licensor and

Licensee shall enter into a license agreement substantially in the same form and on the same terms as set forth in this License Agreement for a new license to Licensee of the new trademark. If the new trademark is owned by an Affiliate of Licensor, Licensor shall, so long as to do so does not breach any agreement, or violate any law or paramount right of another party, cause such Affiliate of Licensor to enter into such new license agreement as described in this Section 9.3(b).

         10. MISCELLANEOUS.

            (a) Agreement to Cooperate and Perform Necessary Acts. Each party agrees, without further consideration, to cooperate and diligently perform any further acts, deeds and things and to execute and deliver any documents that may from time to time be reasonably required to consummate, evidence, confirm and/or carry out the intent and provisions of this Agreement, all without undue delay or expense.

            (b) Attorneys' Fees and Costs or Suit. Should any party institute or should the parties otherwise become a party to any action or proceeding in arbitration pursuant to Subparagraph (d) hereof, or otherwise to enforce or interpret this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or any provision hereof or for a declaration of rights in connection herewith, or for any other relief, including equitable relief, in connection herewith, the prevailing party in any such action or proceeding shall be entitled to receive from the non-prevailing party as a cost of suit, and not as damages, all costs and expenses of prosecuting or defending the action or proceeding, whichever the case may be, including, without limitation, reasonable actual attorneys' and other professional fees such as accounting fees incurred by the prevailing party in connection with such action or proceeding.

            (c) California Law/Los Angeles County Venue. This Agreement and the rights of each party under this Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of California. This Agreement shall be construed as if made, and as if its obligations are to be performed, wholly within the State of California, without regard to principles of conflict of laws. Should litigation between the parties be instituted, such litigation shall, subject to Subparagraph (d) pertaining to arbitration, be filed in and heard solely before the state courts of California, with venue exclusively in Los Angeles County. Each party waives such party's right to assert the doctrine of "forum non conveniens" as it applies to venue in said County, or to otherwise object to venue within said County.

            (d) Mandatory and Binding Arbitration.

                  (i) The parties hereby agree that they will submit any and all controversies, claims and matters of difference to binding arbitration in Los Angeles County, California, according to the rules and practices of JAMS-Endispute or other mutually acceptable private arbitration service, except to the extent that such rules and practices are inconsistent with the provisions of this Subparagraph (d). This submission and agreement to arbitrate shall be specifically enforceable. Without limiting the generality of the foregoing, the following shall be considered controversies for this purpose: (A) all questions relating to the breach of any obligation, warranty, right or condition hereunder; (B) the failure of any party to deny or reject a claim or demand of any other party; and (C) any question as to whether the right to arbitrate a certain dispute exists. Arbitration may proceed in the absence of any party if reasonable written notice of the proceedings has been given to such party. The parties agree to abide by all awards rendered in such proceedings, which shall be final and binding on all parties. All awards may be filed with the clerk of the district court in the county in which the prevailing party has his or its principal office and/or in the county in which the residence or principal office of a non-prevailing party is located, as a basis of judgment, and of the issuance of execution for its collection and, at the election of the party making such filing, with the clerk of one or more other courts, state or federal, having jurisdiction over the party against whom such an award is rendered or such party's property.

                  (ii) The parties shall mutually agree upon one (1) arbitrator who shall be selected pursuant to the rules of the American Arbitration Association.

                  (iii) The parties to any dispute hereunder shall have the right to engage in any and all discovery pertaining to civil litigation as they would be entitled to pursuant to the California Code of Civil Procedure including, without limitation, all pre-hearing discovery as would be permitted in civil litigation. Said discovery shall proceed pursuant to the provisions of the California Code of Civil Procedure governing discovery in civil litigation and all conditions and objections allowed under the rules of said California Code of Civil Procedure shall be allowed with respect to such discovery. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of law or equity should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

                  (iv) The arbitrator shall apply California law, or Federal law if applicable, as though the arbitrator was bound by applicable statutes and precedents in case law, and shall endeavor to decide the controversy as though the arbitrator was a judge in a California court of law. The arbitrator shall have the power to issue any award, judgment, decree or order of relief that a court of law or equity could issue under California law including but not limited to, money damages, specific performance, or injunctive relief; and for such purposes it is hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of any provision of this Agreement, it being the intention of this sentence to make clear the agreement of the parties hereto that the respective rights and obligations of the parties hereto hereunder shall be enforceable in any arbitration proceedings in accordance with principles of equity as well as of law. The arbitrator shall prepare a written decision that will be supported by written findings of fact and conclusions which adequately set forth the basis of the arbitrator's decision and which cite the statutes and precedents applied and relied upon in reaching said decision. The award, judgment, decree or order, and the findings of the arbitrator, shall be final, conclusive and binding upon the parties hereto, and the judgment upon the award and enforcement of any other judgment, decree or order of relief granted by the arbitrator may be entered or obtained in any court of competent jurisdiction upon the application of any party to the dispute. This agreement to arbitrate shall be self-executing without the necessity of filing any action in any court and shall be specifically enforceable under the prevailing arbitration law.

                  (v) The parties acknowledge that, in the event of any dispute, the parties are required to submit the dispute to arbitration under the provisions of this Subparagraph

(d), on award rendered by an arbitrator in accordance with these provisions is absolutely binding on both parties, neither party shall be entitled to petition any court for an order overturning any such award, and neither party is entitled to submit any dispute to a judicial or administrative proceeding in violation of the provisions herein.

                  (e) Entire Agreement/No Collateral Representations. The parties expressly acknowledge and agree that this Agreement: (i) is the final, complete and exclusive statement of the parties' agreement with respect to the subject matter hereof, (ii) supersedes any prior or contemporaneous promises, assurances, guarantees, representations, understandings, conduct, proposals, conditions, commitments, acts, course of dealing, warranties, interpretations or terms of any kind, oral or written (hereinafter collectively called the "Prior Agreements"), and that any such Prior Agreements are of no force or effect except as expressly set forth herein, and (iii) may not be varied, supplemented or contradicted by evidence of such Prior Agreements, parol or extrinsic evidence of any nature, or by evidence of subsequent oral agreements. Any agreement hereafter made shall be ineffective to modify, supplement or discharge the terms of this Agreement, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of the modification, supplement or is sought.

                  (f) Waiver. No breach of any agreement or provision herein contained, or of any obligation under this Agreement, may be waived, nor shall any extension of time for performance of any obligations or acts be deemed an extension of time for performance of any other obligations or acts contained herein, except by written instrument signed by the party to be charged or by such party's agent duly authorized in writing or as otherwise expressly authorized herein. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or a waiver or relinquishment of any other agreement or provision or right or power herein contained.

                  (g) Remedies Cumulative. The remedies of each party under this Agreement are cumulative and shall not exclude any other remedies to which such party may be lawfully entitled.

                  (h) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable, then the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

                  (i) Effect Upon Successors and Assigns. Any attempt by Licensee to sell, assign, transfer, or otherwise convey Licensee's rights or duties under this Agreement, in whole or in part, without the prior written consent of Licensor, as required by this Agreement, shall be null and void and shall vest no rights or interests in the purported assignee. Subject to the foregoing, all of the representations, warranties, covenants, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party and such party's respective heirs, executors, administrators, legal representatives, successors and/or assigns, whichever the case may be.

                  (j) No Third Party Beneficiary. Notwithstanding anything else herein to the contrary, the parties specifically disavow any desire or intention to create a "third party" beneficiary contract, and specifically declare that no person or entity, save and except for the parties or their permitted successors, shall have any rights hereunder nor any right of enforcement hereof.

                  (k) Construction. The headings used in this Agreement are for convenience purposes only, and shall not be used in construing or interpreting the scope or intent of this Agreement or any provision hereof. References to this Agreement shall include all amendments or renewals thereof. All cross-references in this Agreement, unless specifically directed to another agreement or document, shall be construed only to refer to provisions within this Agreement, and shall not be construed to be referenced to the overall transaction or to any other agreement or document. As used in this Agreement, each gender shall be deemed to include each other gender, including neutral genders or genders appropriate for entities, if applicable, and the singular shall be deemed to include the plural, and vice versa, as the context requires.

                  (l) Notices. All notices, demands, requests, consents, approvals or other communications (for the purposes of this Paragraph hereinafter collectively called "Notices"), required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by personal delivery, facsimile or by a nationally recognized overnight delivery service (which forms of Notice shall be deemed to have been given upon delivery), or by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the third (3rd) business day following the date mailed). Notices shall be addressed to the appropriate party(s) as set forth on the signature page of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto. Any Notice given to the estate of a party shall be sufficient if addressed to the party as provided in this Paragraph. A copy of any Notice given by Licensor or Licensee under this Agreement shall be provided to the Non-Managing Member, c/o American Vantage Company, c/o Jay Brown, Esq., Singer, Brown & Barringer, 520 South Fourth Street, Second Floor, Las Vegas, Nevada 89101.

                         (Signatures on following page.)

IN WITNESS WHEREOF, this Agreement is effective as of the date written above.

                                    LICENSOR

                                    Dancing Pigs, Inc., a California corporation

                                    By _________________________________________
                                       Susan Feniger, President

                                    Cano, Inc., a California corporation

                                    By _________________________________________
                                       Mary Sue Milliken, President

                                    LICENSEE

                                    Border Grill Las Vegas, LLC,
                                    a Nevada limited-liability company

                                    By TT&T, LLC,
                                       Its Manager

                                            By _________________________________
                                               Susan Feniger, Member Manager

                                            By _________________________________
                                               Mary Sue Milliken, Member Manager

                                            By _________________________________
                                               R. Kevin Finch, Member Manager

                                   EXHIBIT F

                              MANAGEMENT AGREEMENT

                             BORDER GRILL LAS VEGAS

                              MANAGEMENT AGREEMENT

This Agreement is entered into February   , 1999, effective as of November 12,
1998, by and between BORDER GRILL LAS VEGAS, LLC, a Nevada limited-liability company (the "Company") and MUNDO MANAGEMENT GROUP, LLC, a California limited liability company ("Manager").

                                    RECITALS

         A. The Company has been formed to acquire a leasehold interest in restaurant premises to be located at 3950 Las Vegas Boulevard South, in the Mandalay Bay Hotel and Casino project, Las Vegas, Nevada, and further to develop, construct, own, and operate in such premises a full service restaurant serving Mexican cuisine under the concept and name "Border Grill", developed by Susan Feniger and Mary Sue Milliken, or such other name as may be chosen by the Company (the "Restaurant"). A copy of the operating agreement of the Company (the "Operating Agreement") has been delivered to Manager and all terms used herein shall, unless otherwise indicated, be defined as defined in the Operating Agreement. A copy of the Lease also has been delivered to Manager.

         B. The Company desires to retain Manager because of the expertise of Manager's principals and its affiliates in planning, developing, managing and operating restaurants and to obtain the services of Susan Feniger and Mary Sue Milliken as the executive chefs of the Restaurant, at least until Crossover.

         C. Manager desires to provide such services to the Company.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

              1. Term. Subject to Section 5 hereof, the Company hereby engages Manager and Manager agrees to serve the Company for a term of five (5) years (the "Term") commencing as of the date hereof. If Crossover has not been achieved at the end of the Term, the Term shall be extended in one (1) year increments on the same terms until Crossover is reached. Manager agrees to provide the services of Susan Feniger and/or Mary Sue Milliken, as long as they are alive and able, as executive chefs of the Restaurant at least until Crossover.

              2. Scope. Manager shall prepare budgets which shall be submitted to the Company (and the Company shall provide them to the Members) for the services described below. The pre-opening budget has been approved by the Company and is attached as Exhibit B to the Operating Agreement. A budget for the initial operation of the Restaurant shall be prepared and submitted fifteen
(15) days prior to opening the Restaurant for business. Annual and semi-annual budgets shall be prepared and delivered fifteen (15) days prior to January 1 and July 1, respectively, of each year of operation of the Restaurant. Each budget shall reflect in reasonable detail the expenses anticipated to be incurred by and reimbursed to the Manager or its Affiliates as described in Sections 3 and 4 below,

         A. Prior to Opening, on behalf of and at the expense of the Company, Manager shall:

                  (i) obtain all permits, licenses, and other authority necessary to construct the tenant improvements in and occupy and operate the Restaurant;

                  (ii) secure final plans and drawings and a graphics program for realization of the Restaurant concept;

                  (iii) purchase and install all furniture, fixtures and equipment needed to operate the Restaurant;

                  (iv) plan and promote the opening of the Restaurant;

                  (v) interview, hire and train all kitchen, dining room, office and maintenance personnel required, including, without limitation, chefs, sous-chefs, general managers (one of whom may but need not be Kevin Finch), assistant managers and dining room/floor managers, waiters, bussers, receptionists, hosts, bookkeepers, and assistants, as Manager reasonably determines are necessary or desirable for full operation of the Restaurant; and

                  (vi) create the menu and beverage/wine list.

         B. After Opening, on behalf of and at the expense of the Company, Manager shall:

                  (i) supervise all management, kitchen and food preparation, dining room, maintenance, and office personnel at the Restaurant;

                  (ii) monitor, analyze and modify the menu and beverage/wine list for the Restaurant;

                  (iii) purchase and stock food and dry goods inventories for the Restaurant;

                  (iv) purchase and stock wine and beverage inventories for the Restaurant;

                  (v) manage all of the Restaurant's accounts payable and receivable, cash, and payroll and tax functions;

                  (vi) prepare and transmit all financial reports, tax and lease payments and other documents and materials required by and in accordance with the applicable terms and conditions of the Lease and the Operating Agreement, by the operation of the Restaurant and applicable law, which financial reports to the Company shall reflect in reasonable detail the expenses incurred by and reimbursed to the Manager and its Affiliates as described in Sections 3 and 4 below; and

                  (vii) maintain a public relations effort for the Restaurant.

         C. Insurance. Obtain in the Company's name, with its Members and Manager insured as additional insureds (or in the Manager's name with the Company and its Members as additional insureds), all liability, property and other insurance coverage and in amounts determined by Manager to be reasonable and appropriate to insure against losses arising from the Company's business and the operation of the Restaurant. In addition, until Crossover has occurred, "key person" insurance coverage shall be maintained for the benefit of the Company at the expense of the Company, on Mary Sue Milliken and Susan Feniger, if insurable, in an amount equivalent to the Unrecovered Capital from time to time.

         3. Personnel. With the exception of Mary Sue Milliken and Susan Feniger, Members of Manager who shall not be employees of the Restaurant or the Company, all personnel, including but not limited to R. Kevin Finch, a member of Manager, outside consultants, lawyers, architects, and contractors, general managers, assistant managers, dining room/floor managers, chefs and waiters, bussers, receptionists, hosts, bookkeepers and assistants, shall be employed on behalf of the Company, either by Manager on behalf of the Company or as direct employees of the Company itself, and the costs thereof shall be considered Restaurant Expenses (as defined below). If Manager determines that it is in the best interest of the Company, Manager may contract with a third party, including an Affiliate, for the performance of the "back-office" financial management, accounting, personnel and public relations services and to provide equipment required by the Restaurant. The cost of such services (including accounting set-up fees) shall be fair and reasonable in light of the services provided and the equipment and personnel costs saved for the Restaurant, and shall not exceed the cost for comparable services or for the use of comparable equipment which would be customarily charged in an arm's-length transaction. Attached as Exhibit A is a description of the procedures to be used by Manager in allocating and reimbursing expenses incurred by Manager or an Affiliate, including the expenses described in Sections 4C and D below. Any change in such allocation procedures must be approved by the Company and its Members.

         4. Compensation. The following compensation shall be paid by the Company to Manager. Attached as Exhibit A is a description of the procedures to be used by Manager in allocating and reimbursing expenses incurred by Manager or an Affiliate, including the expenses described in Sections 4C and D below. Any change in such allocation procedures must be approved by the Company and its Members.

              A. Opening Fee. The Company shall pay to Manager a fee of $60,000, in consideration for Manager's or its Affiliate's services in connection with opening the Restaurant, including planning the Restaurant and the kitchen, supervising the construction, fixturization and decoration of the Restaurant, and other activities relating to the establishment of the Restaurant, including the services described in Section 2A above (the "Opening Fee"). The Opening Fee shall be in addition to any reimbursement due Manager for out-of-pocket expenses for consultants, professionals, etc., incurred in connection with these or other services.

              B. Management Fee. Commencing on the date the Restaurant opens for business, the Company shall pay Manager for the services set forth in Section 2B above, an annual fee (the "Management Fee") equal to five percent (5%) of the "Gross Revenues" from operations of the Company during each such year. The Management Fee shall be paid on a monthly basis in arrears. For purposes of calculating the Management Fee, "Gross Revenues" shall mean the actual receipts, including room charges, of the Company, less all refunds or credits for returns or rejection of food or services; provided, however, after Crossover, "Gross Revenues" shall include the amount of the full retail price of all complimentary or discounted meals or services, less all discounts on sales to employees and complimentary meals served to employees or management personnel. Upon renewal and after the fifth, tenth, fifteenth, etc., anniversary of this Agreement, if Crossover has been achieved (and if not, at such time as Crossover is achieved), during the term of this Agreement, the Management Fee may be increased as provided in Section 6.

              C. Restaurant Expenses: Fringe Benefits. The rent, Lease expenses, taxes, payroll, food and liquor expenses, expenses for utilities, contract payments, legal and accounting expenses and other charges attributable to the operation of the Restaurant, together with all charges, expenses and costs of operating the Company as described in the Operating Agreement shall be "Restaurant Expenses" and shall be payable by the Company separate and apart from the Opening Fee, and the Management Fee provided for in this Section. In addition, subject to the provisions in Section 4 above, Manager shall be reimbursed by the Company for fringe benefits (including fringe benefits for Mary Sue Milliken and Susan Feniger), which still also constitute "Restaurant Expenses" as such benefits are specifically described in Exhibit A.

              D. Expenses. Subject to the provisions in Section 4 above, the Company shall pay or reimburse Manager for all the reasonable and necessary out-of-pocket business expenses incurred on behalf of the Restaurant (both before and after opening) and for reasonable restaurant and travel expenses related to the promotion of the

Restaurant, as specifically described in Exhibit A, upon presentation of expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request.

              E. Company Distributions. No distributions by the Company to the Managing Member of the Company in its capacity as a member of the Company shall in any way reduce the compensation or reimbursements to which Manager is entitled under this Agreement in its capacity as Manager of the Restaurant.

         5. Termination.

              A. Without Cause. The Company may not terminate this Agreement without cause. Manager may not terminate this Agreement prior to Crossover.

              B. With Cause.

                  (i) Reason. This Agreement may be terminated by the Company at any time after Crossover for "Cause", which for purposes of this Agreement shall mean only the following: (a) Manager's willful breach of or habitual neglect of, or willful misconduct in the performance of Manager's material duties and obligations as set forth in this Agreement, but only if such willful breach, habitual neglect or willful misconduct continues, uncured, for a period of ten
(10) business days after receipt of notice thereof from the Company to Manager or, (b) Manager's defrauding of the Company.

                  (ii) Effective Date. If Manager is terminated for Cause as set forth above, such termination shall be effective thirty (30) days after written notice thereof from the Company pursuant to Section 11 hereof.

                  (iii) Arbitration. If Manager is terminated by the Company for Cause upon the consent of the Non-managing Member of the Company, then Manager shall have the right, but not the obligation, to elect to have the propriety of such termination determined by binding arbitration by delivering written notice of such election to the Company in accordance with Section 11 hereof. Upon receipt of notice of such election, the Company and Manager shall appoint an arbitrator that is mutually acceptable. If the Company and Manager are unable to agree upon an arbitrator within thirty (30) days, either party may request such appointment by the American Arbitration Association or JAMS-Endispute. The hearing of any such controversy or claim by the arbitrator shall be held within a period of thirty (30) days (or such longer period as may be reasonable in light of the circumstances) after the appointment of the arbitrator. If an arbitrator shall die, become disqualified or incapacitated, or shall fail or refuse to act, before such matter shall have been determined, then, in place of such arbitrator, an arbitrator shall promptly be appointed in the same manner as set forth herein. All arbitrations shall be determined in the Los Angeles or Las Vegas area, at the option of the Company as determined by its Managing Member, and shall be governed (except for the method of the selection of the arbitrators) in accordance with the Rules of the American

Arbitration Association or JAMS-Endispute (or any successor thereto) and the judgment or the award rendered therein may be entered in any court having jurisdiction. If the arbitrator determines that Cause was not present, the Company shall bear the entire cost of the arbitration and the arbitration award shall provide for the immediate reinstatement of Manager and payment to Manager of all amounts due to Manager under this Agreement up to the date of Manager's reinstatement, plus interest thereon from the date due until the date paid, at the rate of 10%.

                  (iv) In the event Manager is terminated for Cause or Manager terminates this Agreement prior to Crossover in breach of its obligation not to terminate prior to Crossover, neither Manager nor any Affiliate of Manager nor Susan Feniger or Mary Sue Milliken nor an Affiliate of either of theirs shall conduct any business in Mandalay Bay Hotel and Casino for a period of one (1) year or until Crossover is achieved, whichever occurs first.

         6. Renewal. Upon expiration of the Term, this Agreement shall be automatically renewed for successive one-year terms, on the same terms and conditions, except that after Crossover, either party may terminate the Agreement upon four (4) months prior notice. On the fifth, tenth, fifteenth, etc., anniversaries of this Agreement if Crossover has been achieved (and if not, at such time as Crossover is achieved), during the term of this Agreement, the Management Fee may be increased to reflect the success of the Restaurant and the value of Manager's services, reputation and contribution to the Restaurant, to a fee which cannot exceed the lesser of (a) the then-customary restaurant management fee in the restaurant industry as determined by an independent restaurant expert ("Expert"), or (b) an increase by an additional one percent (1%) of Gross Revenues (i.e., the first increase could not be more than an increase from 5% to 6% of Gross Revenues) or as approved by the consent of the Non-managing Member of the Company. The Expert (a) must be acceptable to the Company with the approval of the Non-managing Member, (b) have experience in appraising management fees paid for restaurants located in casinos of similar status as Mandalay Bay, and (c) have no prior course of dealing with either the Manager or the Non-managing Member or their Affiliates. The Company will bear all costs and expenses of any determination by an Expert under this Section.

         7. Assignment; Transfer. Manager shall not assign, delegate or otherwise transfer in whole or in part its rights or obligations under this Agreement, other than to an Affiliate controlled by Mary Sue Milliken or Susan Feniger or both of them, prior to Crossover. After occurrence of Crossover, Manager shall be permitted to assign or otherwise transfer its rights hereunder to a qualified manager or management company experienced in the management of similar quality restaurant facilities and qualified to direct and manage the Restaurant.

         8. Binding Agreement. This Agreement shall extend to and be binding upon Manager and the Company and their respective successors and assigns, except as provided herein. The Company and Manager shall cooperate in good faith with each other to maximize the success, gross sales and profitability of the Restaurant.

         9. Indemnification. The Company shall defend, indemnify and hold Manager harmless from and against any and all losses, liabilities, damages, expenses (including reasonable attorney's fees and costs), actions, causes of actions or proceedings arising directly or indirectly from Manager's performance of this Agreement, except to the extent any loss, liability, damage and/or expense arises from the gross negligence or willful misconduct of Manager. Manager may retain its own counsel to defend it in such actions at the sole cost and expense of the Company, provided that the Manager shall reimburse the Company for such defense cost and expense, to the extent the Manager is finally determined in such action(s) to have been grossly negligent or found to have committed willful misconduct. The Company shall add Manager and the Company's Members as an additional insured on all property, liability and risk policies of insurance which the Company obtains in connection with its operation or operation of the Restaurant. This indemnification shall be in addition to any right of exculpation or indemnification to which Manager or its affiliate may be entitled under the Operating Agreement in its capacity as Managing Member of the Company and shall survive the expiration or termination of the Term of this Agreement.

         10. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements, in addition to any other relief to which he may be entitled.

         11. Notices. Any notice required to be given hereunder shall be deemed sufficiently given when personally delivered or sent by registered or certified mail:

                  (a)     To the Company:

                          Border Grill Las Vegas, LLC
                          1445 4th Street
                          Santa Monica, CA 90401

                          With a copy to its Non-managing Member:

                          c/o American Vantage Companies, Inc.
                          c/o Jay H. Brown, Esq.
                          Singer, Brown & Barringer
                          520 South Fourth Street, Second Floor
                          Las Vegas, NV 89101

                  (b)     To Manager:

                          Mundo Management Group, LLC
                          1445 4th Street
                          Santa Monica, California 90401


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
or at such other address as either party may designate in writing to the other.

         12. Amendments; Interpretation. This Agreement contains the entire agreement and, except as expressly referred to herein, the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto, and any material Amendment, modification or revision shall not be effective, unless approved by the Non-managing Member. The waiver or breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

         13. Definitions. All terms not otherwise defined herein shall have the same meaning as set forth in the Operating Agreement.

                         (Signatures on following page.)

         IN WITNESS WHEREOF, the Company and Manager have each caused this Agreement to be executed by its duly authorized representative, as of the date written above.

"Manager"                                  "Company"
Mundo Management Group, LLC,               Border Grill Las Vegas, LLC,
a California limited liability company     a Nevada limited-liability company

                                           By TT&T, LLC,
                                           a Nevada limited-liability company,
By: __________________________________     Its Managing Member
    Mary Sue Milliken, Member

                                           By: _________________________________
By: __________________________________         Mary Sue Milliken, Member Manager
          Susan Feniger, Member

                                           By: _________________________________
By: __________________________________         Susan Feniger, Member Manager
          R. Kevin Finch, Member

                                           By: _________________________________
                                               R. Kevin Finch, Member Manager

                                   EXHIBIT A

             DESCRIPTION OF REIMBURSEMENTS TO MANAGER AND AFFILIATES

Manager will be the restaurant manager and as such, certain expenses described in this Exhibit A and incurred in managing the Restaurant will be passed through to the Restaurant, other than salaries for Mary Sue Milliken and Susan Feniger (the "Owners"). Manager will also perform "entity" management functions for the Manager of the Company, such as overseeing and assisting in preparation of tax returns, investor communications, financial statements and other obligations of the Company as provided in the Operating Agreement.

Expenses that are incurred solely for the benefit of the Restaurant will be paid by the Restaurant and all direct employees of the Restaurant will be paid by the Restaurant. Manager will maintain a principal business office, initially in Santa Monica, California, which will include certain principal business office staff, expenses, etc. Reasonable business expenses and salaries (other than for Mary Sue Milliken and Susan Feniger) may be paid by Manager but then reimbursed to Manager by the Restaurant to the extent described below. These reimbursements are in addition to any management fee paid to Manager by the Restaurant.

Manager shall bear its own entity expenses, such as tax return preparation, corporate or entity maintenance expenses, legal and accounting fees solely for the benefit of Manager, and any Manager indebtedness.

The following categories of expenses would be allocated as follows.

         1. Employee Salaries (including any bonuses) for Director of Operations, Corporate Chef, Accounting personnel, Marketing Manager, Catering Manager, MIS, administrative assistant(s) for the Owners, and after Crossover, any additional principal business office staff, i.e., risk manager, employee relations, supporting clerical staff, etc., will be split equally among the restaurants, unless an unusual amount of time is spent on one restaurant over another; except Director of Operations and Accounting Manager salaries will be split based on actual time spent on each restaurant. The Director of Operations and Accounting Manager will complete a memo periodically and submit them to an Owner for approval of the allocation of time and salaries. When salaries for other employees are allocated unequally, a written memo will be approved by an Owner or the Director of Operations or Accounting Manager, setting forth the reason for such unequal allocation.

         2. Employee benefits and burdens and all employee-related expenses for the employees described in the foregoing paragraph shall be allocated in the same manner as salaries. Such benefits and burdens shall be limited to the following:

                  a.       Health insurance.

                  b. Long-term disability insurance for executive-level employees.

                  c.       Reasonable and actual business-related expenses.

                  d. Life insurance for executive-level employees. e. Payroll tax costs (taxes, social security, SDI, unemployment insurance, etc.).

                  f.       Worker's compensation insurance.

                  g.       Employer pension plan contribution, if any.

         3. Promotional and Charity Events - to be determined on a case-by-case basis. (For example: donation of food for promotional event will be split evenly among all restaurants if it will benefit all restaurants.)

         4. Advertising - to be determined by Director of Operations or Accounting Manager invoice by invoice, as to which restaurants will directly benefit.

         5. Direct Mail Marketing, Website Expense, Data Processing Fees, Dues and Publications, Media Consultant-split evenly by all restaurants.

         6. Overhead expenses (e.g., office rent, telephone, utilities, etc.) of principal business office staff and Owners - split evenly by all restaurants, unless directly attributable to one or more, but less than all, restaurants. Manager estimates that not more than $900/month would be allocated to the Restaurant in the first year.

         7. Travel expenses of principal business office staff and Owners will be allocated to the restaurant(s) receiving the benefit.

         8. Research and development costs and R&D outside meals will be allocated based on location being researched. Research for new restaurant locations will be at the cost of Manager or the Owners, and not of the Restaurant.

         9. Owners' benefits and burdens listed under item 2 above, will be allocated among all restaurants equally. In addition, Owners will have an expense allowance to cover dining, entertainment, research and development, promotion, etc., which need not be directly related to any restaurant. The amount of such expense allocated to the Restaurant shall not exceed $15,000 in the first year, which maximum may increase by CPI annually. And, the Owners and principal business office staff may have a cellular phone allowance. The amount of such allowance which is allocated to the Restaurant shall not exceed $3,500 in the first year, with that maximum increasing by CPI annually.

         10. Any blanket property or liability insurance shall be allocated equally among the restaurants benefited, unless the independent insurance broker advises that another method is more equitable, in which case the more equitable method shall be used.

                                   EXHIBIT G

                                     LEASE